Filed Pursuant to Rule 424(b)(5)
Registration No. 333-279561

Prospectus Supplement

(To Prospectus Dated May 31, 2024)

$1,250,000,000

$750,000,000 6.375% Notes due 2030

$500,000,000 6.625% Notes due 2032

The 2030 notes will mature on May 15, 2030. The 2032 notes will mature on May 15, 2032. We collectively refer to the 2030 notes and 2032 notes offered hereby as the “notes.” Interest on the 2030 notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2025. Interest on the 2032 notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2025.

We intend to use the net proceeds of the offering of the notes to redeem in full our outstanding 4.875% senior notes due 2025 (the “2025 notes”) and to redeem in part our outstanding 4.200% senior notes due 2026 (the “2026 notes”). See “Use of proceeds.”

We may redeem any series of the notes in whole or in part at our option and from time to time at the applicable redemption prices described under “Description of the notes—Optional redemption.” If a change of control triggering event as described herein occurs with respect to a series of notes, the holders of the notes of such series may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued interest, if any. See “Description of the notes—Change of control offer.”

The notes will be senior unsecured obligations of Newell Brands and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes are our obligations and will not be guaranteed by any of our subsidiaries. The notes will be effectively subordinated to any of our secured indebtedness, to the extent of the asset value securing such indebtedness, and to all of the debt and other liabilities of our subsidiaries.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks that are described or referenced in the “Risk Factors” section on page S-12 of this prospectus supplement.

	Per 2030 note	Per 2032 note	Total
Public Offering Price	100.00%	100.00%	$1,250,000,000
Underwriting Discount and Commission	0.85%	0.85%	$10,625,000
Proceeds, Before Expenses, to Us	99.15%	99.15%	$1,239,375,000

The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from November 13, 2024.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company and its participants including Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., against payment in New York, New York on or about November 13, 2024.

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC

BofA Securities	Citigroup	HSBC

Wells Fargo Securities	RBC Capital Markets

Co-Managers

Barclays	UBS Investment Bank	PNC Capital Markets LLC

ING	Siebert Williams Shank	US Bancorp

October 29, 2024

Prospectus

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About this prospectus supplement

This prospectus supplement and the accompanying prospectus contain information about Newell Brands Inc. and about the notes. They also refer to information contained in other documents filed by us with the SEC and incorporated into this prospectus supplement by reference. References to this prospectus supplement or the accompanying prospectus also include the information contained in such other documents. To the extent that information appearing in a later filed document is inconsistent with prior information, the later statement will control. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, references to “Newell Brands,” “Company,” “Newell,” “we,” “us” and “our” refer to Newell Brands Inc. and its subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term, it is defined in the accompanying prospectus.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information contained in this prospectus supplement or the accompanying prospectus, unless the information incorporated by reference was filed after the date of this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until our offering is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) filed with the SEC on February 21, 2024;

•

Our Quarterly Reports on Form 10-Q for the quarters ended March  31, 2024 filed with the SEC on April 26, 2024 (the “First Quarter Form 10-Q”), June  30, 2024 filed with the SEC on July 26, 2024 (the “Second Quarter Form 10-Q”) and September 30, 2024 filed with the SEC on October 25, 2024 (the “Third Quarter Form 10-Q,” and together with the First Quarter Form 10-Q and the Second Quarter Form 10-Q, the “Form 10-Qs”);

•	The portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2024 and incorporated by reference into the Form 10-K; and

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•

Our Current Reports on Form 8-K filed with the SEC on January  8, 2024 (SEC Film No. 24518515), February 9, 2024 (Items 1.01, 2.03 and 9.01 only) (SEC Film No. 24611444), as amended on February  12, 2024 (SEC Film No. 24620207), February 22, 2024 (SEC Film No.  24664857), February 22, 2024 (SEC Film No.  24665026), March  21, 2024 (SEC Film No. 24771383) and May 10, 2024 (SEC Film No. 24934640).

You may request a copy of these filings at no cost by writing to or telephoning us at the following addresses:

Newell Brands Inc.

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Telephone: 1-770-418-7000

Email: investor.relations@newellco.com

Forward-looking statements

We have made statements in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein that are not historical in nature and constitute forward-looking statements within the meaning of the Federal securities laws. Such forward-looking statements may relate to, but are not limited to, statements anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with restructuring and savings initiatives, including Project Phoenix (as defined below) and the Realignment Plan (as defined below), future macroeconomic conditions and similar matters or the assumptions relating to any of the forward-looking statements. These statements generally can be identified by the use of words or phrases, including, but not limited to, “guidance,” “outlook,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” “beginning to,” “will,” “should,” “would,” “could,” “resume,” “remain confident that,” “remain optimistic,” “seek to,” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that we will complete any or all of the potential transactions, or other initiatives referenced herein. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•

our ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;

•	our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;

•	our ability to improve productivity, reduce complexity and streamline operations;

•

risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of our customers;

•

supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts, including those between Russia and Ukraine and in the Middle East;

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•

changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;

•	our ability to effectively execute our turnaround plan, including Project Ovid, the Network Optimization Project, Project Phoenix and the Realignment Plan (each as defined below);

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;

•	unexpected costs or expenses associated with dispositions;

•

the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;

•	our ability to remediate the material weaknesses in internal control over financial reporting and to maintain effective internal control over financial reporting;

•	a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;

•

the impact of United States and foreign regulations on our operations, including the impact of tariffs, environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;

•	the potential inability to attract, retain and motivate key employees;

•	changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect our intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

In addition, there can be no assurance that we have currently identified or assessed all of the factors that affect us or that the publicly available and other information that we receive with respect to these factors is complete or correct. Changes in such assumptions or factors could produce significantly different results. The information contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein as a result of new information or future events or developments.

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Summary

The following summary may not contain all of the information that is important to you. You should read the following summary together with more detailed information regarding us and the notes being sold in this offering and our financial statements and notes thereto which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation by reference” in this prospectus supplement and “Where you can find more information” in the accompanying prospectus.

Newell Brands Inc.

We are a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. We are focused on delighting consumers by lighting up everyday moments. We sell our products in over 150 countries around the world and have operations on the ground in over 40 of these countries, excluding third-party distributors.

Business strategy

Following a comprehensive assessment of key capabilities, effective the second quarter of 2023, the leadership team began implementing an integrated set of new “where to play” and “how to win” strategy choices designed to enable us to leverage the scale of our portfolio, while further building upon our operational foundation and strengthening our front-end capabilities.

As part of our strategy, we are focused on:

•	Driving meaningful improvement in front-end capabilities, including consumer understanding, brand management, brand communications, innovation and go-to-market execution;

•	Disproportionately investing in our largest and most profitable brands, fastest-growing channels and key geographies;

•	Turning our scale into a competitive advantage, enabling cost savings that provide fuel for reinvestment; and

•	Transitioning to a high-performance organization as we transform our culture.

We are implementing this strategy while continuing to address key challenges such as shifting consumer preferences and behaviors; a highly competitive operating environment; a rapidly changing retail and consumer landscape; continued macroeconomic and geopolitical volatility; a soft macro backdrop; significant inflationary pressures on consumers; and an evolving regulatory landscape.

Execution of these strategic imperatives, in combination with other initiatives aimed to build operational excellence, will better position us for long-term sustainable growth. One such initiative is “Project Ovid,” a multi-year, customer-centric supply chain initiative to transform our go-to-market capabilities in the U.S., improve customer service levels and drive operational efficiencies. Project Ovid was designed to optimize our distribution network by creating a single integrated supply chain from 23 business-unit-centric supply chains. We continue to implement the remaining phases of this initiative.

In May 2023, we announced a restructuring and cost savings initiative that is intended to simplify and streamline our North American distribution network (the “Network Optimization Project”) in order to improve our cost structure and operating margins while maintaining focus on customer and consumer fulfillment. We initiated implementation of the Network Optimization Project during the second quarter of 2023 and expect it to be substantially implemented by the end of fiscal year 2024. We currently estimate that we will incur approximately $37 million to $49 million in restructuring and restructuring-related costs associated with the execution of the Network Optimization Project. We expect to incur $30 million to $40 million in capital expenditures related to the Network Optimization Project.

In January 2023, we announced a restructuring and savings initiative (“Project Phoenix”) that was intended to strengthen us by leveraging our scale to further reduce complexity, streamline our operating model and drive operational efficiencies. We commenced reducing headcount during the first quarter of 2023, and while the program was mostly completed by the end of 2023, charges will continue to be recognized as we complete remaining actions in accordance with local regulations and consultation requirements.

In January 2024, we announced an organizational realignment, which is expected to strengthen our front-end commercial capabilities, such as consumer understanding and brand communication, in support of the “where to play” and “how to win” strategy choices we unveiled in June 2023 (the “Realignment Plan”). In addition to improving accountability, the Realignment Plan is designed to unlock operational efficiencies and cost savings, reduce complexity and free up funds for reinvestment. As part of the Realignment Plan, we are making several operating model changes, which entail: standing up a cross-functional brand management organization, realigning business unit finance to fully support the new global brand management model, further simplifying and standardizing regional go-to-market organizations, and centralizing domestic retail sales teams, the digital technology team, business-aligned accounting personnel, the Manufacturing Quality team, and the Human Resources functions into the appropriate center-led teams to drive standardization, efficiency and scale with a One Newell approach. We will also further optimize our real estate footprint and pursue other cost reduction initiatives. These actions are expected to be substantially implemented by the end of 2024, subject to local law and consultation requirements. We estimate that we will incur approximately $75 million to $90 million in restructuring and restructuring-related costs in connection with the Realignment Plan.

In addition, we continue to review our operating footprint and non-core brands, which will result in future restructuring and restructuring-related costs. We are implementing such restructuring and cost savings initiatives as we believe they will lead to operational efficiencies and annualized savings in future periods. However, we may not achieve the annualized savings we anticipate, the costs we incur to achieve those savings could be more than we currently expect and other unexpected costs could offset any annualized savings we achieve. Our failure to achieve any portion of our anticipated annualized savings could have a material adverse effect on our results of operations in future periods, our ability to execute our business strategy and our prospects.

Organizational structure

Our three reportable segments are the following:

Segment	Key brands	Description of primary products
Home and Commercial Solutions	Ball(1), Calphalon, Crockpot, FoodSaver, Mapa, Mr. Coffee, Oster, Rubbermaid, Rubbermaid Commercial Products, Sistema, Spontex, Sunbeam, WoodWick and Yankee Candle	Commercial cleaning and maintenance solutions; closet and garage organization; hygiene systems and material handling solutions; household products, including kitchen appliances; food and home storage products; fresh preserving products; vacuum sealing products; gourmet cookware, bakeware and cutlery and home fragrance products

Learning and Development	Dymo, Elmer’s, EXPO, Graco, NUK, Paper Mate, Parker and Sharpie	Baby gear and infant care products; writing instruments, including markers and highlighters, pens and pencils; art products; activity-based products and labeling solutions

Outdoor and Recreation	Campingaz, Coleman, Contigo and Marmot	Active lifestyle products for outdoor and outdoor-related activities; technical apparel and on-the-go beverageware

(1)	and Ball® TM of Ball Corporation, used under license.

Home and Commercial Solutions. The Home and Commercial Solutions segment designs, manufactures, sources, markets and distributes a diverse line of household products, including kitchen appliances, food and home storage, fresh preserving, vacuum sealing, gourmet cookware, bakeware and cutlery and home fragrance products, as well as commercial cleaning and maintenance solutions products, closet and garage organization products, hygiene systems and material handling solutions. Kitchen appliances are primarily sold under the Crockpot, Mr. Coffee, Oster and Sunbeam brands. We also have rights to sell various small appliances in substantially all of Europe under the Breville brand name. Food storage products are sold primarily under the FoodSaver, Rubbermaid and Sistema brands. Gourmet cookware, bakeware and cutlery are sold under the Calphalon brand. We also sell certain home canning and food storage products under the Ball brand, pursuant to a license from Ball Corporation. Home fragrance products are sold primarily under the WoodWick and Yankee Candle brands. Commercial cleaning and maintenance solutions products are primarily sold under the Rubbermaid, Rubbermaid Commercial Products, Mapa and Spontex brands.

The Home and Commercial Solutions segment primarily markets our products directly to mass merchants, warehouse clubs, home centers, department stores, drug/grocery stores, specialty retailers, discount stores, e-commerce retailers, commercial products distributors, select contract customers and other professional customers, as well as direct to consumers online and in Yankee Candle retail stores.

Learning and Development. The Learning and Development segment designs, manufactures, sources, markets and distributes writing instruments, including markers and highlighters, pens and pencils; art products;

activity-based products; labeling solutions; baby gear and infant care products. Writing instruments, activity-based products and labeling solutions products are sold primarily under the Dymo, Elmer’s, EXPO, Paper Mate, Parker and Sharpie brands. Baby gear and infant care products are sold primarily under the Graco and NUK brands.

The Learning and Development segment primarily markets our products directly to mass merchants, warehouse clubs, drug/grocery stores, office superstores, office supply stores, contract stationers, distributors and e-commerce retailers, and direct to consumers online.

Outdoor and Recreation. The Outdoor and Recreation segment designs, manufactures, sources, markets and distributes global consumer active lifestyle products for outdoor and outdoor-related activities, including technical apparel and on-the-go beverageware. Active lifestyle products are sold primarily under the Campingaz, Coleman, Contigo, and Marmot brands.

The Outdoor and Recreation segment primarily markets our products directly to warehouse clubs, department stores, grocery stores, mass merchants, sporting goods and specialty retailers, distributors and e-commerce retailers, as well as direct to consumers online.

Recent developments

On October 29, 2024, we instructed U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee of the 2025 notes and the 2026 notes, to deliver (i) to the holders of the 2025 notes, a conditional notice to redeem in full the outstanding 2025 notes and (ii) to the holders of the 2026 notes, conditional notices to partially redeem the outstanding 2026 notes (collectively, the “redemptions”). Each of the redemptions will be an election to effect an optional redemption, conditioned on the consummation of this offering or an alternative debt financing satisfactory to us and that provides net proceeds sufficient to pay the applicable redemption price for such series of notes and all fees and expenses thereto. References to the redemptions in this prospectus supplement do not constitute a notice of redemption or notice of partial redemption and do not constitute an offer to redeem or purchase any of the 2025 notes or the 2026 notes.

The offering

The following is a brief summary of the notes and the offering. For a more complete description of the terms of the notes, see “Description of the notes” in this prospectus supplement.

Issuer	Newell Brands Inc., a Delaware corporation.

Securities Offered	$750 million initial principal amount of 6.375% notes due 2030, which mature on May 15, 2030 (the “2030 notes”).

$500 million initial principal amount of 6.625% notes due 2032, which mature on May 15, 2032 (the “2032 notes” and, together with the 2030 notes, the “notes”).

Interest Rate	The 2030 notes will bear interest at 6.375% per annum. The 2032 notes will bear interest at 6.625% per annum. Interest on the notes will accrue from November 13, 2024.

Interest Payment Dates	Interest on the 2030 notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2025 to holders of record on May 1 or November 1 (whether or not a business day) immediately preceding the relevant interest payment date.

Interest on the 2032 notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2025 to holders of record on May 1 or November 1 (whether or not a business day) immediately preceding the relevant interest payment date.

Optional Redemption	We may redeem all or part of the 2030 notes at any time prior to February 15, 2030 (the date that is three months prior to the maturity date) and all or part of the 2032 notes at any time prior to February 15, 2032 (the date that is three months prior to the maturity date) at our option at a redemption price equal to the greater of:

•	the principal amount of the notes being redeemed; or

•	the Make-Whole Amount (as defined herein) for the notes being redeemed,

plus, in each case, accrued and unpaid interest to, but not including, the redemption date.

On or after February 15, 2030 (the date that is three months prior to the maturity date) in the case of the 2030 notes and on or after February 15, 2032 (the date that is three months prior to the maturity date) in the case of the 2032 notes, we may redeem all or part of the notes at any time at our option at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

Change of Control Offer	If a change of control triggering event occurs with respect to a series of notes, each holder of the notes of such series may require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to, but not including, the date of purchase. See “Description of the notes—Change of control offer.”

Ranking	The notes will:

•	rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of Newell Brands Inc. from time to time outstanding;

•	be effectively junior in right of payment to any secured debt of Newell Brands Inc. to the extent of the value of the assets securing such debt; and

•

be structurally subordinated to all liabilities of our subsidiaries, and our ability to pay principal and interest on the notes could be affected by the ability of our subsidiaries to declare and distribute dividends or otherwise transfer assets to us.

As of September 30, 2024, on an as adjusted basis after giving effect to the offering contemplated hereby (including the application of net proceeds of this offering as disclosed elsewhere in this prospectus supplement), we would have had approximately $4.961 billion of total debt.

As of September 30, 2024, our subsidiaries had an immaterial amount of third-party debt outstanding.

No Guarantees	The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries.

Form and Denominations	The notes of each series will be issued in book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof and represented by one or more global notes deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company.

Trading	The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange.

Trustee	U.S. Bank Trust Company, National Association.

Certain Covenants	The notes will be subject to certain restrictive covenants that, among other things, will limit our ability to:

•	incur additional debt and guarantee debt;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell assets;

•	create or permit certain liens;

•	enter into transactions with our affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

See “Description of the notes.”

During any future period in which two of the three rating agencies (which are Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings (“S&P”) and Fitch Ratings Inc. (“Fitch”)) has assigned an investment grade rating to the notes, certain of the covenants will be terminated. See “Description of the notes.”

Additional Notes	We may, without the consent of the holders, issue additional notes of a series in the future and thereby increase the principal amount of such notes outstanding. Such additional notes will have the same terms and conditions (except for the issue date, issue price and, if applicable, the first payment of interest on the additional notes) and, assuming they are fungible with the original notes for U.S. federal income tax purposes, the same CUSIP number (or other applicable identifying number) as the notes of such series so that the additional notes will be consolidated and form a single series with the notes of such series.

Use of Proceeds	We estimate the net proceeds from the sale of the notes offered hereby (after deducting the underwriting discounts and commissions, estimated expenses of the offering and estimated expenses of the redemption of the 2025 notes and the 2026 notes, including redemption premiums and accrued and unpaid interest) will be approximately $1,208 million. We intend to use the net proceeds from the sale of the notes in the offering to redeem in full our outstanding 2025 notes and to redeem in part our outstanding 2026 notes. We expect to temporarily invest any net proceeds not used immediately in short term, interest-bearing obligations. See “Use of proceeds.”

Risk Factors	Your decision to participate in the offering is a decision to invest in the notes, which involves substantial risk. See “Risk factors” beginning on page S-12 for a discussion of factors you should carefully consider before deciding to participate in this offering.

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations to holders of the notes, see “Material U.S. federal income tax considerations.”

Governing Law	The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Summary historical consolidated financial data of Newell Brands

The following table presents summary historical consolidated financial data of Newell Brands. The summary historical consolidated financial data as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, are derived from Newell Brands’ audited consolidated financial statements and accompanying notes, which are contained in the Form 10-K, which is incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of December 31, 2022 is derived from audited consolidated financial statements of Newell Brands not included in the Form 10-K. The summary historical consolidated financial data as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023, are derived from Newell Brands’ interim unaudited consolidated financial statements and accompanying notes, which are contained in the Third Quarter Form 10-Q, which is incorporated by reference into this prospectus supplement.

The information set forth below is only a summary and is not necessarily indicative of the results that may be expected in any future period. You should read the following information together with Newell Brands’ audited consolidated financial statements and accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Form 10-K and the Forms 10-Q, which are incorporated by reference into this prospectus supplement, and in Newell Brands’ other reports filed with the SEC and incorporated by reference hereby.

	For the nine months ended September 30,		For the years ended December 31,
(in millions)	2024(1)(2)	2023(1)	2023(2)(3)	2022(2)(3)	2021(2)(3)

Statements of Operations Data
Net sales	$5,633	$6,057	$8,133	$9,459	$10,589
Gross profit	1,882	1,732	2,353	2,834	3,363
Operating income (loss)	58	(75)	(85)	312	1,013
Income (loss) before income taxes	(181)	(379)	(543)	157	760
Net income (loss)	$(162)	$(302)	$(388)	$197	$622

	As of September 30,	As of December 31,
(in millions)	2024(1)(2)	2023(2)(3)	2022(2)(3)	2021(2)(3)

Balance Sheet Data
Inventories, net	$1,652	$1,531	$2,203	$2,087
Working capital(4)	(40)	457	974	1,035
Total assets	11,773	12,163	13,262	14,269
Short-term debt, including current portion of long-term debt	869	329	621	3
Long-term debt	4,092	4,575	4,756	4,883
Total stockholder’s equity	$2,860	$3,112	$3,519	$4,158

	For the nine months ended September 30,		For the years ended December 31,
(in millions, except percentages)	2024(1)(2)	2023(1)(2)	2023(2)(3)	2022(2)(3)	2021(2)(3)

Other Financial Data
EBITDA(5)	$287	$74	$74	$688	$1,341
Normalized EBITDA(5)	684	563	782	1,131	1,514
Net cash provided by (used in) operating activities	346	679	930	(272)	884
Free Cash Flow(5)	183	470	646	(584)	595
Core Sales Growth(5)	(3.5)%	(13.0)%	(12.1)%	(3.4)%	12.5%

(1)	Supplemental data regarding the third quarter of 2024 and 2023 is provided in Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Third Quarter Form 10-Q, which is incorporated by reference into this prospectus supplement.

(2)	During the nine months ended September 30, 2024 and 2023, Newell Brands recorded non-cash impairment charges of $260 million related to indefinite-lived intangible assets and $271 million related to goodwill and indefinite-lived intangible assets, respectively. During 2023 and 2022, Newell Brands recorded non-cash impairment charges of $339 million and $474 million, respectively, related to goodwill and indefinite-lived intangible assets. During 2021, Newell Brands recorded non-cash impairment charges of $60 million related to indefinite-lived intangible assets.

(3)	Supplemental data regarding 2023, 2022 and 2021 is provided in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Form 10-K, which is incorporated by reference into this prospectus supplement.

(4)	Working capital is defined as current assets less current liabilities.

(5)	This prospectus supplement contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC.

Newell Brands uses certain non-GAAP financial measures both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. Newell Brands’ management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view the Company’s performance and liquidity using the same tools that management uses to evaluate the Company’s past performance, reportable segments, prospects for future performance and liquidity and determine certain elements of management incentive compensation.

“EBITDA” is defined as net income (loss) before interest, taxes, depreciation and amortization.

“Normalized EBITDA” is defined as net income (loss) before interest, taxes, depreciation and amortization, adjusted for certain items and non-cash stock-based compensation expense, as further detailed below.

“Free Cash Flow” is defined as net cash provided by (used in) operating activities less capital expenditures.

“Core Sales Growth” is defined as the change in net sales from period to period adjusted to exclude the impacts of acquisitions and divestitures, retail store openings and closings and certain market and category exits, as well as changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales.

While Newell Brands believes these non-GAAP financial measures are useful in evaluating Newell Brands’ performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

The following provides a numerical reconciliation of EBITDA and Normalized EBITDA to net income (loss), which is the most directly comparable financial measure prepared in accordance with GAAP:

	For the nine months ended September 30,		For the years ended December 31,
(in millions)	2024	2023	2023	2022	2021
Net income (loss)	$(162)	$(302)	$(388)	$197	$622
Income tax provision (benefit)	(19)	(77)	(155)	(40)	138
Interest expense, net	223	213	283	235	256
Depreciation and amortization	245	240	334	296	325

EBITDA	$287	$74	$74	$688	$1,341

	For the nine months ended September 30,		For the years ended December 31,
(in millions)	2024	2023	2023	2022	2021
Net income (loss)	$(162)	$(302)	$(388)	$197	$622
Total normalized adjustments, net of tax(a)	379	506	665	445	188
Normalized income tax provision (benefit)(b)	25	(69)	(86)	13	149
Interest expense, net	223	213	283	235	256
Normalized depreciation and amortization(c)	170	183	258	229	247
Stock-based compensation(d)	49	32	50	12	52

Normalized EBITDA	$684	$563	$782	$1,131	$1,514

(a)	The following table provides more information on the calculation of total normalized adjustments, net of tax:

	For nine months ended September 30,		For years ended December 31,
	2024	2023	2023	2022	2021
Normalized Adjustments:
Restructuring:(1)
Severance and other employee termination costs	$36	$71	$89	$13	$13
Contract termination and other costs	4	5	6	2	3
Restructuring-related costs:(1)
Asset valuation adjustments and disposal gains or losses	24	—	13	4	2
Duplicative costs pending facility closure or exit of business activity	6	8	11	13	4
Consulting costs	7	2	4	—	—
Amortization of acquired intangible assets(2)	75	57	76	67	78
Impairment of acquired intangible assets(2)	260	271	339	474	60
Gain or loss on divestitures and transaction costs(3)	(1)	7	17	(130)	17
Loss on pension settlement(4)	—	66	126	—	—
Argentina hyperinflationary charge(5)	13	16	30	10	5
Other, net(6)	(1)	11	23	45	17
Normalized income tax adjustments(7)	(44)	(8)	(69)	(53)	(11)

Total normalized adjustments, net of tax	$379	$506	$665	$445	$188

(1) We incur restructuring and restructuring-related costs in connection with various discrete initiatives, including previously disclosed initiatives such as our Realignment Plan, Network Optimization Project, Project Phoenix as well as other discrete actions. Restructuring costs primarily relate to severance and other employee termination costs as well as contract termination and other costs. Restructuring-related costs are costs that are directly attributable to a restructuring action or exit activity and would not have been incurred absent the action. Restructuring-related costs primarily relate to duplicative costs pending facility closure, asset valuation adjustments and disposal gains and consulting costs. Restructuring-related costs primarily related to manufacturing and distribution personnel, facilities and assets are generally recorded in cost of products sold, while restructuring-related costs primarily related to office facilities and assets and professional or clerical personnel are generally recorded in selling, general and administrative expenses in our interim unaudited condensed consolidated statements of operations and audited consolidated statements of operations. Restructuring and restructuring-related costs primarily related to the Realignment Plan for the nine months ended September 30, 2024 and to Project Phoenix for the nine months ended September 30, 2023 and for the year ended December 31, 2023.

(2) Represents the amortization expense and impairment charges associated with acquired intangible assets.

(3)   Represents the gain or loss on disposal of a business, which represents the difference between the fair value (less costs to sell) and carrying value of the business being disposed, as well as transaction costs associated with acquisitions and divestitures.

(4)   Represents charges associated with settlement of certain of our defined benefit plans, which relates to the recognition of previously unrecognized actuarial losses in accumulated other comprehensive loss.

(5) Represents the favorable or unfavorable movement in Argentine pesos related to our subsidiary operating in Argentina, which is considered a hyperinflationary economy.

(6)   Includes legal expenses for certain proceedings primarily related to a completed SEC investigation as well as completed shareholder securities class action and derivative litigation which is disclosed in Note 18 to our audited consolidated financial statements contained in the Form 10-K; the portion of a tax reserve associated with prior periods that was recorded due to the outcome of a judicial ruling relating to indirect taxes in an international entity; gains/losses arising from the mark-to-market of an investment with a readily determinable fair value; loss on modification of debt; and fire-related losses and corresponding insurance recovery.

(7) Refer to footnote (b), below, for more information on normalized income tax adjustments.

(b)

The Company uses a “with” and “without” approach to calculate normalized income tax expense or benefit. At an interim period, the Company determines the year to date tax effect of the pretax items excluded from Normalized EBITDA by allocating the difference between the calculated GAAP and calculated normalized tax expense or benefit. Normalized income tax adjustments include income tax that results from the amortization of a prior year normalized tax benefit, including tax expense of $33 million and $54 million for the nine months ended September 30, 2024 and 2023, respectively, and $40 million, $44 million and $44 million for the years ended December 31, 2023, 2022 and 2021, respectively.

(c)	Normalized depreciation and amortization excludes the amortization of acquired intangibles. For the nine months ended September 30, 2024 and 2023, excludes $75 million and $57 million, respectively. For the years ended December 31, 2023, 2022 and 2021, excludes $76 million, $67 million and $78 million, respectively.

(d)	Represents non-cash expense associated with stock-based compensation.

The following provides a numerical reconciliation of Free Cash Flow to net cash provided by (used in) operating activities, which is the most directly comparable financial measure prepared in accordance with GAAP:

	For the nine months ended September 30,		For the years ended December 31,
(in millions)	2024	2023	2023	2022	2021
Net cash provided by (used in) operating activities	$346	$679	$930	$(272)	$884
Capital expenditures	(163)	(209)	(284)	(312)	(289)

Free Cash Flow	$183	$470	$646	$(584)	$595

The following provides a numerical reconciliation of Core Sales Growth to the change in net sales, which is the most directly comparable financial measure prepared in accordance with GAAP:

	For the nine months ended September 30,		For the years ended December 31,
	2024	2023	2023	2022	2021
Net sales growth	(7.0)%	(15.6)%	(14.0)%	(10.7)%	12.8%
Acquisition, divestitures and other, net(1)	0.6%	1.9%	1.5%	4.5%	0.6%
Currency impact(2)	2.9%	0.7%	0.4%	2.8%	(0.9)%
Core Sales Growth	(3.5)%	(13.0)%	(12.1)%	(3.4)%	12.5%

(1)	Divestitures includes the sale of the Connected Home & Security and Millefiori businesses in 2022 and 2023, respectively; the exit from the North American distributorship of Uniball® products, the sale of the foamboards business and exit from the Home Fragrance fundraising business in 2021; and certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).

(2)	“Currency impact” represents the effect of foreign currency on the current-year reported sales and is calculated by applying the prior-year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to current-year reported sales.

Risk factors

In considering whether to purchase the notes offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the factors listed in “Forward-looking statements” as well as the “Risk factors” contained in the Form 10-K, which are incorporated by reference herein. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the notes. In addition, the risks described below could result in a decrease in the value of the notes and your investment therein.

Risks related to this offering and the notes

We have a substantial amount of indebtedness, which could limit our financing and other options and adversely affect our ability to make payments on the notes.

We have a substantial amount of indebtedness. As of September 30, 2024, on an as adjusted basis after giving effect to the offering contemplated hereby (including the application of net proceeds of this offering as disclosed elsewhere in this prospectus supplement), we would have had approximately $4.961 billion of total debt. See “Capitalization” in this prospectus supplement. Our level of indebtedness could have important consequences to holders of the notes. For example, it may:

•

limit our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

•	limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors; and

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing. In addition, any breaches under our other debt instruments could constitute potential events of default under the notes or our other debt instruments that could result in the acceleration of the notes and such other indebtedness and potential cross-acceleration or cross-default events under our other debt instruments.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

We will be able to incur substantially more debt.

We will be able to incur substantial indebtedness in the future. As of September 30, 2024, we had $170.0 million of borrowings and $830.0 million of availability under our senior unsecured revolving credit facility (the “Revolving Credit Facility”) (without giving effect to outstanding letters of credit). Although the credit agreement that governs the Revolving Credit Facility contains, and the terms of the notes will contain, restrictions on the incurrence of additional indebtedness by our subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our Company.

The notes are our obligations exclusively, and our operations are conducted through, and our consolidated assets are held by, our subsidiaries. The notes will be structurally subordinated to any indebtedness of our subsidiaries, none of which are expected to serve as guarantors of the notes. Structural subordination increases the risk that we will be unable to meet our obligations on the notes.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. We are a holding company and conduct our business principally through our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations and cash flows of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. As of September 30, 2024, our subsidiaries had an immaterial amount of third-party debt outstanding. Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make any funds available for that purpose.

In addition, certain of our domestic subsidiaries are guarantors of our Revolving Credit Facility but will not guarantee the notes. The terms of the notes will include a covenant that requires a wholly owned subsidiary to guarantee the notes if it guarantees certain syndicated loan facilities (other than the Revolving Credit Facility) or capital markets indebtedness, but we do not currently intend for our subsidiaries to guarantee any such indebtedness. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including any claims by the lenders under our Revolving Credit Facility against the subsidiaries that guarantee that facility. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interests in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us and may otherwise be subordinated to other indebtedness and payables due to equitable or other considerations.

Active trading markets for the notes may not develop.

Each series of notes will constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the notes of any series on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for any series of notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the notes of that series. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	our credit ratings with major credit rating agencies; and

•	the level, direction and volatility of market interest rates generally.

Certain of the underwriters have advised us that they currently intend to make a market in the notes of each series, but they are not obligated to do so and may cease market-making at any time without notice.

Changes in our credit ratings may adversely affect the value of the notes.

In connection with this offering, we expect to receive credit ratings for the notes from Moody’s, S&P and Fitch. Such ratings are limited in scope and do not address all material risks related to structure, market or other factors related to the value of the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Beginning in November 2019, S&P, Moody’s and Fitch downgraded the Company’s debt ratings below investment grade. These and subsequent downgrades resulted in increases to the interest rates on certain series of our outstanding senior notes and the inability to access our commercial paper program. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be further lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Increases in the level of our outstanding indebtedness, repurchases of our equity by us, the inability of the Company to realize expected cash flows or other events could cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Additionally, credit rating agencies evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our business will generate sufficient cash flow to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, refinance our debt obligations and fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. Additionally, we tend to generate the majority of cash flow from operations in the third and fourth quarters of the year due to seasonal variations in operating results, the timing of annual performance-based compensation payments, working capital requirements and credit terms provided to customers. Based upon current levels of operations, we believe cash flow from operations and available cash will be adequate for the foreseeable future to meet our anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or incur additional indebtedness on terms acceptable to us, if at all.

The terms of the notes offered hereby will restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The terms of the notes offered hereby will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to, among other things:

•	incur additional debt and guarantee debt;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell assets;

•	create or permit certain liens;

•	enter into transactions with our affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

You should read the discussions under the headings “Description of the notes—Certain covenants,” for further information about these covenants.

A breach of the covenants or restrictions under the terms of the notes offered hereby could result in an event of default under the indenture governing the notes. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to implement our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

If the notes are rated investment grade by two of Moody’s, S&P and Fitch in the future, certain covenants contained in the indenture will terminate and will not apply to the notes, and the holders of the notes will lose the protection of these covenants.

The indenture governing the notes will contain certain covenants that will be terminated and not apply to the notes if, during any future period, the notes are rated investment grade by two of Moody’s, S&P and Fitch, provided that at such time no default or event of default has occurred and is continuing. See “Description of the notes.” These covenants restrict, among other things, our ability to pay dividends, incur additional debt or liens, sell our assets and enter into certain types of transactions. Because we would not be subject to these restrictions after such time that the notes maintain these specified ratings, we would be able to make dividends and distributions, incur substantial additional debt or liens, sell our assets and enter into certain other types of transactions after such time.

We may not be able to purchase the notes upon a change of control triggering event.

Upon the occurrence of a “change of control triggering event” as defined under “Description of the notes—Change of control offer,” we will be required to offer to purchase all outstanding notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. However, we may not be able to purchase the notes upon a change of control triggering event because we may not have sufficient funds to do so, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then-existing debt. Holders of our 4.000% senior notes due 2024, 4.875% senior notes due 2025, 3.900% senior notes due 2025, 4.200% senior notes due 2026, 6.375% senior notes due 2027, 6.625% senior notes due 2029, 5.375% senior notes due 2036 and 5.500% senior notes due 2046 may require us to repurchase such notes upon the same change of control triggering event. In addition, certain changes of control are termination events under our receivables financing facility, which would permit the declaration of a termination date and result in the proceeds from all receivables under the facility paying off the facility.

The change of control offer covenant is limited to the transactions specified in “Description of the notes—Change of control offer.” We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. In the event we are required to purchase outstanding notes pursuant to a change of control triggering event, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing. In addition, our ability to purchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes upon a change of control triggering event would cause a default under the indenture that will govern the notes, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the notes—Optional redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Use of proceeds

We estimate the net proceeds from the sale of the notes offered hereby (after deducting the underwriting discounts and commissions, estimated expenses of the offering and estimated expenses of the redemption of the 2025 notes and 2026 notes, including redemption premiums and accrued and unpaid interest) will be approximately $1,208 million.

We intend to use the net proceeds from the sale of the notes in this offering to redeem in full our outstanding 2025 notes and to redeem in part our outstanding 2026 notes. We will utilize cash on hand to pay approximately $42 million in expenses associated with the offering and aforementioned redemptions. We expect to temporarily invest any net proceeds not used immediately in short-term, interest-bearing obligations.

The 2025 notes mature on June 1, 2025, and the 2026 notes mature on April 1, 2026. As of June 30, 2024, we had $500 million aggregate principal amount outstanding of the 2025 notes, which bear interest at 4.875% per annum, and $1,985 million aggregate principal amount outstanding of the 2026 notes, which bear interest at 5.700% per annum as a result of certain upward interest rate adjustments. Nothing in this prospectus supplement shall be deemed a notice of redemption or notice of partial redemption and does not constitute an offer to redeem or purchase any of our outstanding 2025 notes or 2026 notes. In addition, some of the underwriters or their affiliates may hold our 2025 notes and 2026 notes and, as a result, may receive a portion of the offering proceeds. See “Underwriting.”

Capitalization

The following table sets forth our cash and cash equivalents, total debt, total stockholders’ equity and total capitalization as of September 30, 2024, on

•	an actual basis; and

•

an as adjusted basis to give effect to (i) the issuance and sale of the notes in this offering, (ii) the application of net proceeds from this offering as set forth under “Use of proceeds” in this prospectus supplement and (iii) estimated fees and expenses, which will be paid with cash on hand, of approximately $42 million in connection with this offering and the redemption in full of our outstanding 2025 notes and in part of our outstanding 2026 notes, including redemption premiums and accrued and unpaid interest. Except as expressly noted, as adjusted amounts do not reflect the cash generated or used by the Company in its operations since September 30, 2024.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2024
(in millions)	Actual	As adjusted
Cash and cash equivalents	$494	$452

Total debt:
Revolving Credit Facility(1)	170	170
Outstanding senior notes
4.000% senior notes due 2024(2)	200	200
4.875% senior notes due 2025(2)(3)	499	—
3.900% senior notes due 2025(2)	47	47
4.200% senior notes due 2026(2)(3)	1,981	1,230
6.375% senior notes due 2027(2)	494	494
6.625% senior notes due 2029(2)	493	493
5.375% senior notes due 2036(2)	417	417
5.500% senior notes due 2046(2)	658	658
2030 notes offered hereby(4)	—	750
2032 notes offered hereby(4)	—	500
Other debt	2	2

Total debt	$4,961	$4,961
Total stockholders’ equity(5)	2,860	2,848

Total capitalization(5)	$7,821	$7,809

(1)	As of September 30, 2024, we had $830.0 million of availability under the Revolving Credit Facility (without giving effect to outstanding letters of credit).

(2)	Outstanding senior notes as of September 30, 2024 are presented at book value. Certain of our outstanding senior notes aggregating to approximately $3.1 billion are subject to upward interest rate adjustments of 150 basis points in connection with downgrades of our debt rating. See footnote 8 of the notes to our interim unaudited consolidated financial statements included in our Third Quarter Form 10-Q for more information.

(3)	The Company intends to use the net proceeds from this offering to redeem in full our outstanding 2025 notes and to redeem in part our outstanding 2026 notes. See “Summary—Recent developments” and “Use of proceeds.”

(4)	Reflects the aggregate principal amount of the notes offered hereby.

(5)	Reflects an adjustment of $12.0 million related to loss on debt extinguishment in connection with the redemption in full of our outstanding 2025 notes and redemption in part of our outstanding 2026 notes.

(6)	Total capitalization is the sum of total debt and total stockholders’ equity.

Description of the notes

In this section, unless otherwise indicated, references to “Newell Brands,” the “Issuer,” “Newell,” “we,” “us” and “our” refer to Newell Brands Inc. not including its subsidiaries.

We will issue the notes under an indenture, dated as of November 19, 2014 (the “base indenture”), between us and U.S. Bank Trust Company, National Association, as trustee (as used in this prospectus supplement, the “trustee”), as supplemented by supplemental indentures, each to be dated as of November 13, 2024 (the “supplemental indentures” and, together with the base indenture, the “indenture”), between us and the trustee. The indenture is subject to, and governed by, the Trust Indenture Act of 1939.

An aggregate principal amount of $1.25 billion of notes are being offered hereby, consisting of:

•	$750.0 million aggregate principal amount of the 2030 notes (the “2030 notes”); and

•	$500.0 million aggregate principal amount of the 2032 notes (the “2032 notes”).

We refer to the 2030 notes and 2032 notes collectively as the “notes.”

The term “debt securities,” as used in this prospectus supplement, refers to all debt securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the trustee are more fully described in the accompanying prospectus under “Description of debt securities.” The following summary of certain provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture, a form of which is incorporated as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities under “Description of debt securities” in the accompanying prospectus. Terms used but not defined in this prospectus supplement or in the accompanying prospectus have the meanings given to them in the indenture.

Ranking

The notes:

•	will be general unsecured obligations of Newell Brands;

•	will be pari passu in right of payment with all of our other unsecured debt and unsubordinated indebtedness from time to time outstanding;

•	will be effectively junior to any secured debt to the extent of the value of the assets securing such debt;

•	will be senior in right of payment to any future subordinated indebtedness of Newell Brands; and

•

will be structurally subordinated to all existing and future indebtedness of Newell Brands’ subsidiaries, including the guarantees by certain of our subsidiaries of our obligations under our Revolving Credit Facility.

All debt securities, including the notes, issued and to be issued under the indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

On the Issue Date, none of our subsidiaries will guarantee the notes. After the Issue Date, if any Domestic Subsidiary of the Issuer guarantees any Debt of the Issuer or a Subsidiary Guarantor under, or becomes an obligor under, (i) certain Debt Facilities of the Issuer or any Subsidiary Guarantor consisting of debt for money borrowed in the form of loans or other similar obligations from banks, institutional lenders or other financial institutions (other than the Revolving Credit Facility and Permitted Securitizations and Finance Lease Obligations Incurred under specified provisions of the indenture) or (ii) any Capital Markets Debt issued by the Issuer or any Subsidiary Guarantor, in the case of each of clauses (i) and (ii), in an aggregate principal amount or commitment amount, as the case may be, in excess of $50.0 million, then such Domestic Subsidiary will become a Subsidiary Guarantor. See “—Certain covenants—Future guarantees.”

The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount that we authorize from time to time for each series. We may, from time to time, without the consent of the holders of the notes, issue additional 2030 notes (the “additional 2030 notes”) or additional 2032 notes (the “additional 2032 notes” and, together with the additional 2030 notes, the “additional notes”) or other debt securities under the indenture in addition to the aggregate principal amount of the notes offered by this prospectus supplement.

Principal, maturity and interest

We are initially offering $1.0 billion aggregate principal amount of the notes as outlined above. We may, without the consent of the holders, increase the aggregate principal amount of any series of the notes outstanding in the future by issuing additional notes of such series with the same terms and conditions (except for the issue date, issue price and, if applicable, the first payment of interest on the additional notes) and, assuming they are fungible with the original notes for U.S. federal income tax purposes, with the same CUSIP number (or other applicable identifying number) as the notes of such series so that the additional notes will be consolidated and form a single series with the notes of such series.

The 2030 notes will mature on May 15, 2030 and will bear interest at a rate of 6.375% per annum. The 2032 notes will mature on May 15, 2032 and will bear interest at a rate of 6.625% per annum. Interest on the notes will accrue from November 13, 2024 or from the most recent interest payment date to which interest has been paid or duly provided for. We will compute interest on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the 2030 notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2025, to holders of record on May 1 or November 1 (whether or not a business day) immediately preceding the relevant interest payment date. Interest on the 2032 notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2025, to holders of record on May 1 or November 1 (whether or not a business day) immediately preceding the relevant interest payment date.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day,” with respect to any place of payment or any other particular location referred to in the indenture or the notes, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that place of payment or particular location are authorized or obligated by law or executive order to close.

We will issue the notes only in fully registered book-entry form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes may be transferred or exchanged only through a participating member of The Depository Trust Company, or any successor depositary (“DTC”). See “—Book-entry, delivery and form.”

We will make payments of principal of, and premium, if any, and interest on, notes through the trustee to DTC or its nominee. See “—Book-entry, delivery and form.”

The notes will not have the benefit of any sinking fund.

The notes are subject to defeasance and discharge as described under “Description of debt securities—Defeasance” in the accompanying prospectus.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will not be required to pay a service charge for any transfer or exchange but will be required to pay certain taxes and governmental charges that are due on certain transfers or exchanges. We will not be required to transfer or exchange any note selected for redemption. We also will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional redemption

All or any portion of the 2030 notes may be redeemed at any time prior to February 15, 2030 (the date that is three months prior to the maturity date), and all or any portion of the 2032 notes may be redeemed at any time prior to February 15, 2032 (the date that is three months prior to the maturity date) (each such date, the applicable “par call date”), at a redemption price for the notes to be redeemed equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, assuming such notes matured on the applicable par call date (not including any portion of any payments of interest accrued to, but not including, the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 50 basis points, in the case of the 2030 notes, and plus 50 basis points, in the case of the 2032 notes (in each case, the applicable “Make-Whole Amount”), plus, in each case, accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.

On or after the applicable par call date, all or any portion of the 2030 notes and 2032 notes may be redeemed at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the notes and the indenture.

We will cause the trustee on our behalf to mail notice of any redemption at least 15 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed.

Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. The notes will be redeemed in increments of $1,000 and, if we redeem any notes only in part, such that the principal amount that remains outstanding of each note that we redeem only in part equals $2,000 or an integral multiple of $1,000 in excess thereof.

Notice of any redemption of notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a transaction involving a change of control of the Issuer) may, at our discretion, be given prior to the completion thereof and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable par call date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable par call date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date, H.15 or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date, as applicable. If there is no United States Treasury security maturing on the applicable par call date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date, one with a maturity date preceding the applicable par call date and one with a maturity date following the applicable par call date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable par call date. If there are two or more United States Treasury securities maturing on the applicable par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

On and after the redemption date, interest will cease to accrue on the notes, or any portion of the notes, called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC or, if the notes to be redeemed are not represented by a global security, by a method the trustee deems to be fair and appropriate.

Termination of certain covenants

If on any date following the Issue Date:

(1)	the notes have an investment grade rating from at least two of the rating agencies; and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day (the “Termination Date”) and continuing at all times thereafter regardless of any subsequent changes in the rating of such series of the Notes, the covenants specifically listed under the following captions in this prospectus supplement shall be terminated, and the Issuer shall be released from its obligations thereunder:

•	“—Certain covenants—Limitation on debt”;

•	“—Certain covenants—Designation of restricted and unrestricted subsidiaries”;

•	“—Certain covenants—Limitation on restricted payments”;

•	“—Certain covenants—Limitation on transactions with affiliates”;

•	“—Certain covenants—Limitation on asset dispositions”;

•	“—Certain covenants—Future guarantees” (but only with respect to any Person that is required to become a Subsidiary Guarantor after the Termination Date); and

•	“—Certain covenants—Limitation on dividend and other payment restrictions affecting restricted subsidiaries.”

In addition, following the Termination Date, the Issuer may elect by written notice to the trustee to be subject to the covenants limiting liens and mergers, consolidations and transfers of all or substantially all assets set forth under “Description of debt securities—Limitation on liens” and “Description of debt securities—Consolidation, merger, conveyance, transfer or lease,” respectively, in the accompanying prospectus instead of those described in “—Certain covenants—Limitation on liens” and “—Certain covenants—Consolidations, mergers and certain sales of assets.”

Following the Termination Date, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under “—Limitation on restricted payments” as if such covenant would have been in effect during such period.

Promptly following the release from the obligations under the covenants as described above, the Issuer will provide an Officer’s Certificate to the trustee regarding such occurrence. The trustee shall have no obligation to independently determine, monitor or verify if a release has occurred under or notify the holders of any such release. There can be no assurance that the notes will ever achieve an investment grade rating.

Certain covenants

The indenture will contain, among others, the following covenants:

Limitation on debt

The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt, except that the Issuer and any Subsidiary Guarantor may Incur Debt if after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof the Consolidated Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be not less than 2.00 to 1.00.

Notwithstanding the preceding limitation, the following Debt may be Incurred (collectively, the “Permitted Debt”):

(1)	Debt of the Issuer or any Restricted Subsidiary under one or more Debt Facilities in an aggregate principal amount Incurred under this clause (1) at any one time outstanding not to exceed the sum of (i) $1,500.0 million, plus (ii) the greater of (x) $500.0 million and (y) an amount such that, after giving pro forma effect thereto, the Secured Net Leverage Ratio (treating all Debt Incurred under this clause (1) as secured by Liens on the assets of the Issuer, including all undrawn amounts under the revolving portion of any Debt Facility) of the Issuer and its Restricted Subsidiaries would not exceed 2.50 to 1.00 (provided that, any Debt Incurred pursuant to this clause (ii) may only be Incurred by the Issuer and the Subsidiary Guarantors), plus, in the case of any refinancing of any Debt permitted under this clause (1) or any portion thereof, any increase in the amount of such Debt in connection with any refinancing expenses, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection therewith;

(2)	Debt of the Issuer or any Restricted Subsidiary outstanding on the Issue Date and not otherwise referred to in clause (1) of this definition of “Permitted Debt”;

(3)	Debt owed by the Issuer to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to the Issuer or a Restricted Subsidiary; provided, however, that:

(a)	any such Debt owing by the Issuer or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to the notes, other than the Incurrence and refinancing of Debt owed by the Issuer or a Subsidiary Guarantor to a Restricted Subsidiary for the purpose of the repatriation of cash to the United States; and

(b)	upon either the transfer or other disposition by such Restricted Subsidiary or the Issuer of any Debt so permitted to a Person other than the Issuer or another Restricted Subsidiary or the issuance (other than directors’ qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Issuer or another Restricted Subsidiary such that it ceases to be a Restricted Subsidiary, the provisions of this clause (3) shall no longer be applicable to such Debt, and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

(4)	Debt consisting of the notes (other than any additional notes);

(5)	the Subsidiary Guarantees and Guarantees by the Issuer or any Restricted Subsidiary of any Debt of the Issuer or a Restricted Subsidiary permitted to be Incurred under the indenture; provided that this clause (5) shall not permit Guarantees by a Restricted Subsidiary that is not a Subsidiary Guarantor of Debt that is permitted to be Incurred only by the Issuer or a Subsidiary Guarantor pursuant to this “—Limitation on debt” covenant;

(6)	Debt of the Issuer or any of its Restricted Subsidiaries represented by Finance Lease Obligations or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction, repair or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount, including all Debt Incurred to refund or refinance any Debt Incurred pursuant to this clause (6), not to exceed, at any one time outstanding, 5.0% of Consolidated Total Assets determined at the time of Incurrence, whether such Incurrence of Debt is prior to or following such acquisition, construction, repair or improvement;

(7)	to the extent constituting Debt, Debt of the Issuer or any Restricted Subsidiary under Permitted Interest Rate, Currency or Commodity Price Agreements;

(8)	Permitted Acquisition Debt;

(9)	Permitted Refinancing Debt which is exchanged for, or the proceeds of which are used to refinance or refund, or any extension or renewal of Debt Incurred pursuant to the first paragraph of this “—Limitation on debt” covenant or pursuant to clauses (2), (4), (5), (6), (8), (16) or (17) of this definition of “Permitted Debt” and this clause (9);

(10)	to the extent constituting Debt, Debt Incurred by the Issuer or any of its Restricted Subsidiaries in Permitted Securitizations; provided that any Debt Incurred after the Issue Date under this clause (10) by Restricted Subsidiaries that are not Subsidiary Guarantors in Permitted Securitizations shall not exceed, at any one time outstanding, an aggregate principal amount of $975.0 million;

(11)	Obligations arising from agreements by the Issuer or a Restricted Subsidiary to provide for indemnification, customary purchase price closing adjustments, earn-outs, deferred compensation or other similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business or assets;

(12)	Debt Incurred by the Issuer or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, take-or-pay obligations contained in supply arrangements, letters of credit, bank guarantees, bankers’ acceptances, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(13)	to the extent constituting Debt, Debt of the Issuer or any of its Restricted Subsidiaries under Permitted Cash Management Services Agreements;

(14)	Debt representing deferred compensation to employees of the Issuer or any Restricted Subsidiaries Incurred in the ordinary course of business;

(15)	Contribution Indebtedness;

(16)	Debt Incurred by the Issuer or the Subsidiary Guarantors for the benefit of joint ventures, and including any renewals, extensions, substitutions, refinancings or replacements of such Debt, in an aggregate principal amount not to exceed, at any one time outstanding, the greater of (x) $300.0 million and (y) 2.5% of Consolidated Total Assets determined at the time of Incurrence; and

(17)	in addition to the items referred to in clauses (1) through (16) above, Debt of the Issuer or any Restricted Subsidiary which, together with any other outstanding Debt Incurred pursuant to this clause (17), and including any renewals, extensions, substitutions, refinancings or replacements of such Debt, has an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $1,200.0 million and (y) 10.0% of Consolidated Total Assets determined at the time of Incurrence.

For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to, and in compliance with, this covenant:

(1)	in the event that Debt meets the criteria of more than one of the types of Debt described in the first and second paragraphs of this covenant, the Issuer, in its sole discretion, may classify such item of Debt on the date of Incurrence (or later classify or reclassify such Debt, in its sole discretion) in any manner permitted by this covenant and shall only be required to include the amount and type of such Debt in one of such clauses; provided that (x) all Debt outstanding on the Issue Date under the Revolving Credit Facility or Incurred pursuant to the commitments thereunder in effect on the Issue Date shall be deemed Incurred under clause (1)(i) of the second paragraph of this covenant and may not later be reclassified, (y) all Debt outstanding on the Issue Date under the indenture shall be deemed Incurred under clause (2) of the second paragraph of this covenant and may not later be reclassified, and (z) for the avoidance of doubt, Debt Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor may not be classified or reclassified under any clause of the first or second paragraph of this covenant that is available only for Incurrence by the Issuer or a Subsidiary Guarantor.

(2)	Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(3)	the principal amount of any Redeemable Stock of the Issuer or a Restricted Subsidiary or of any Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor will be equal to the greater of the maximum redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(4)	Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt;

(5)	any Receivables Sale shall be the amount for which there is recourse to the seller; and

(6)	the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Preferred Stock or Redeemable Stock will not be deemed to be an Incurrence of Debt for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on restricted payments

The Issuer shall not, and shall not permit any Restricted Subsidiary to:

(1)	directly or indirectly, declare or pay any dividend on, or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Issuer or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof in their capacity as holders of Capital Stock, other than:

(a)	any dividends or distributions by the Issuer payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock), and

(b)	in the case of a Restricted Subsidiary, dividends or distributions payable to the Issuer or a Restricted Subsidiary or, in the case of dividends or distributions made by a Restricted Subsidiary that is not wholly owned, dividends or distributions are made on a pro rata basis (or on a basis more favorable to the Issuer or such Restricted Subsidiary, as applicable);

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any parent thereof, other than in exchange for Capital Stock (other than Redeemable Stock) of the Issuer;

(3)	make any Investment in any Person, other than a Permitted Investment; or

(4)	redeem, repurchase, defease, prepay or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Subordinated Debt (other than (x) Debt owed by the Issuer or any Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer or the Issuer or (y) any such payment on Debt due within one year of the redemption date, repurchase, defeasance, prepayment, decrease or other acquisition or retirement)

(each of clauses (1) through (4) being a “Restricted Payment”) unless:

(a)	no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment;

(b)	after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, the Issuer could Incur at least $1.00 of additional Debt pursuant to the terms of the first paragraph of the “—Limitation on debt” covenant above; and

(c)	upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made subsequent to the Issue Date (other than pursuant to clauses (2) and (4) through (13) of the following paragraph) does not exceed the sum of:

(v) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of the Issuer since the first day of the fiscal quarter in which the Issue Date occurs through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are publicly available (taken as a single accounting period); plus

(w) (i) 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by the Issuer or a Restricted Subsidiary after the Issue Date from contributions of capital or the issuance and sale (other than to a Subsidiary of the Issuer) of Capital Stock (other than Redeemable Stock) of the Issuer or any options, warrants or other rights to acquire

Capital Stock (other than Redeemable Stock) of the Issuer, or any net payment received by the Issuer in connection with the termination or settlement of options relating to its Capital Stock; provided that any such net proceeds received by the Issuer from an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, (ii) 100% of the aggregate net cash proceeds received by the Issuer after the Issue Date from the issuance and sale of convertible or exchangeable Debt of the Issuer that has been converted into or exchanged for Capital Stock (other than (1) Redeemable Stock or (2) by or from a Subsidiary of the Issuer) of the Issuer; provided that any such net proceeds received by the Issuer from an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, and (iii) without duplication, any reduction of Debt on the balance sheet of the Issuer to the extent such Debt is converted into or exchanged for Capital Stock of the Issuer (other than Redeemable Stock) after the Issue Date; plus

(x) in the case of a disposition, liquidation or repayment (including by way of dividends) of Investments by the Issuer and its Restricted Subsidiaries, subsequent to the Issue Date, in any Person subject to clause (3) above, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return on capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes; plus

(y) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Issuer’s interest in such Subsidiary; plus

(z) $175.0 million.

The preceding provisions will not prohibit:

(1)	payment of any dividend on Capital Stock of any class within 60 days after the declaration thereof, or redemption of any Subordinated Debt within 30 days after giving notice of redemption thereof, if, on the date when the dividend was declared or such notice of redemption given, the Issuer or any Restricted Subsidiary could have paid such dividend or redeemed such Subordinated Debt in accordance with this covenant;

(2)	repayment or refinancing of any Subordinated Debt with Permitted Refinancing Debt, or any Restricted Payment made in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Issuer or from or to an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer) of shares of Capital Stock (other than Redeemable Stock) of the Issuer or from the net cash proceeds from the substantially concurrent contribution of common equity capital to the Issuer;

(3)	the declaration and payment of dividends in an aggregate amount per fiscal quarter not to exceed $0.07 per share of the Issuer’s Common Stock;

(4)	the acquisition of shares of Capital Stock in connection with (x) the exercise or vesting of employee or director stock options, stock appreciation rights, restricted stock units and other similar instruments and (y) the withholding of a portion of such Capital Stock to pay taxes associated therewith, and the purchase of fractional shares of Capital Stock of the Issuer or any Restricted Subsidiary arising out of stock dividends, splits or combinations or business combinations;

(5)

the acquisition of shares of the Issuer’s Capital Stock pursuant to equity repurchases from future, present or former directors, officers or employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) in an amount of up to $10.0 million per any fiscal year; provided that any unused amounts in any fiscal year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (5) not to exceed $20.0 million in any fiscal year;

(6)	dividends on Redeemable Stock of the Issuer or a Restricted Subsidiary, or dividends on Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case incurred in compliance with the covenant described under “—Limitation on debt”;

(7)	the payment of cash in lieu of the issuance of Capital Stock in connection with the conversion, retirement, repurchase or redemption of any series of Convertible Debt securities of the Issuer or its Restricted Subsidiaries;

(8)	upon the occurrence of a change of control or an Asset Disposition and after the completion of the offer to purchase under the covenants described under “—Change of control” or “—Limitation on asset dispositions” (including the purchase of all notes tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt required under the terms thereof as a result of such change of control or Asset Disposition at a purchase or redemption price not to exceed 101% (in the case of a change of control) or 100% (in the case of an Asset Disposition) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided that, in the case of an Asset Disposition, such purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt does not exceed the Net Available Proceeds from such Asset Disposition;

(9)	the payment of the deferred purchase price or earn-outs, including holdbacks (and the receipt of any corresponding consideration therefor), or payments with respect to fractional shares, in each case in connection with an acquisition to the extent such payment would have been permitted by the indenture at the time of such acquisition;

(10)	Restricted Payments, so long as the Total Net Leverage Ratio would not exceed 4.50 to 1.00;

(11)	Restricted Payments in an aggregate amount not to exceed the greater of (x) $350.0 million and (y) 3.0% of Consolidated Total Assets in any fiscal year;

(12)	Restricted Payments between and among the Issuer and/or any of its Restricted Subsidiaries relating to any intercompany restructuring and savings initiative or organizational realignment; and

(13)	payments or distributions to the stockholders of the Issuer or any Restricted Subsidiary to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to applicable law or pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with the terms of the indenture;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (5), (6), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would otherwise occur as a consequence thereof.

The amount of net proceeds from any exchange for, conversion into or sale of Capital Stock of the Issuer pursuant to foregoing clause (2) of the second paragraph of this covenant shall be excluded from the calculation of the amount available for Restricted Payments pursuant to clause (4)(c)(w) of the first paragraph of this covenant. For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (13) above or pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may order and classify, and subsequently reorder and reclassify, such Restricted Payment in any manner in compliance with this covenant.

Limitation on dividend and other payment restrictions affecting restricted subsidiaries

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary:

(1)	to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Issuer or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends, distributions or liquidating distributions prior to dividends, distributions or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and any subordination of any obligation to any other obligation shall not be deemed a restriction on the ability to pay any Debt or other obligation);

(2)	to make loans or advances to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans and advances to the Issuer or any of its Restricted Subsidiaries to other Debt incurred by the Issuer or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3)	otherwise to transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

Notwithstanding the preceding, the Issuer may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

(1)	pursuant to any agreement in effect on the Issue Date (including the Amended and Restated Credit Agreement and the indenture);

(2)	pursuant to the indenture, the notes and the Subsidiary Guarantees, if any;

(3)	pursuant to an agreement relating to any Debt Incurred by or Capital Stock of a Person (other than a Restricted Subsidiary existing on the Issue Date or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary and outstanding on such date and not Incurred in connection with, or anticipation of, becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided, that the Incurrence of such Debt was permitted under the “—Limitation on debt” covenant;

(4)	pursuant to an agreement effecting a renewal, refunding, replacement, refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause (1) or (3) of this paragraph; provided, however, that the provisions contained in such renewal, refunding, replacement, refinancing or extension agreement relating to such encumbrance or restriction are not materially more restrictive, taken as a whole, than the provisions contained in the agreement being renewed, refunded, replaced, refinanced or extended, in each case as determined in good faith by the Board of Directors or an Officer of the Issuer;

(5)	in any security agreement (including a Finance Lease Obligation) securing Debt of a Restricted Subsidiary otherwise permitted under the indenture; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Debt repaid;

(6)	in any customary non-assignment provision entered into in the ordinary course of business in licenses, leases and other contracts to the extent such provisions restrict the transfer, assignment or subletting of any such license or lease or the assignment of rights under any such contract;

(7)	with respect to a Restricted Subsidiary, imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that such restriction terminates if such transaction is closed or abandoned;

(8)	pursuant to restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)	by virtue of any Restricted Investment not prohibited by the covenant described under “—Limitation on restricted payments” or any Permitted Investment;

(10)	of a Receivables Subsidiary effected in connection with a Permitted Securitization; provided, that such restrictions apply only to such Receivables Subsidiary;

(11)	in bona fide contracts for the sale of any property or assets;

(12)	any encumbrance or restriction contained in the terms of any Debt or Capital Stock otherwise permitted to be Incurred under the indenture if the Issuer determines that any such encumbrance or restriction either (i) will not materially affect the Issuer’s ability to make principal or interest payments on the notes and such restrictions are not materially less favorable to holders of notes than is customary in comparable financings or (ii) are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in the indenture or the Amended and Restated Credit Agreement, in each case as determined in good faith by the Board of Directors or an Officer of the Issuer;

(13)	restrictions applicable to Foreign Subsidiaries;

(14)	customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; or

(15)	if such encumbrance or restriction is the result of applicable laws or any applicable rule, regulation or order.

Limitation on liens

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) on any property or asset (including any intercompany notes) of the Issuer or a Restricted Subsidiary now owned or hereafter acquired, or assign or convey a right to receive any income or profits from such Liens, to secure (a) any Debt of the Issuer unless prior to, or contemporaneously therewith, the notes are equally and ratably secured for so long as such other Debt is so secured, or (b) any Debt of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Subsidiary Guarantor is equally and ratably secured for so long as such other Debt is so secured; provided, however, that if such Debt is expressly subordinated to the notes or a Subsidiary Guarantee, the Lien securing such Debt will be subordinated and junior to the Lien securing the notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Debt has with respect to the notes or such Subsidiary Guarantee.

Following the Termination Date, the Issuer may elect by written notice to the trustee to be subject to the limitation on liens provisions of the indenture described under “Description of debt securities—Limitation on liens” in the accompanying prospectus in lieu of this “—Limitation on liens” covenant and the related definition of “Permitted Liens.”

Notwithstanding the foregoing, any Lien securing the notes of a series or any Subsidiary Guarantee granted pursuant to this covenant will be automatically and unconditionally released and discharged upon the release by the holders of the Debt described above of their Lien on the property or assets of the Issuer or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt), at such time as the holders of all such Debt also release their Lien on the property or assets of the Issuer or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person that is not an Affiliate of the Issuer of the property or assets secured by such Lien, or of all of the Capital Stock held by the Issuer or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt means any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

For purposes of determining compliance with this covenant, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuer will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner; provided that any Lien securing Debt outstanding on the Issue Date under the Revolving Credit Facility or Incurred pursuant to the commitments thereunder in effect on the Issue Date shall be deemed incurred under clause (1) of the definition of “Permitted Liens” and may not later be reclassified.

Limitation on asset dispositions

The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition) for the assets or Capital Stock sold or disposed of; and

(2)	in the case of an Asset Disposition or series of related Asset Dispositions having a Fair Market Value of at least the greater of (x) $90.0 million and (y) 0.75% of Consolidated Total Assets, at least 75% of the consideration for such Asset Disposition or series of related Asset Dispositions and all other Asset Dispositions consummated since the Issue Date consists of:

(a)	cash or Cash Equivalents;

(b)	marketable securities to the extent sold for cash within 30 days;

(c)	the assumption of Debt or other liabilities (other than contingent liabilities) of the Issuer, or such Restricted Subsidiary (other than Debt or liabilities that are subordinated to the notes or such Restricted Subsidiary’s Subsidiary Guarantee) relating to such assets and release from all liability on the Debt or liabilities assumed;

(d)	Replacement Assets;

(e)	Designated Non-cash Consideration; or

(f)	any combination of the foregoing;

provided that the amount of any consideration received by the Issuer or such Restricted Subsidiary that is converted into cash within 180 days of the closing of such Asset Disposition shall be deemed to be cash for purposes of this provision (to the extent of the cash received). The foregoing clauses (1) or (2) shall not apply with respect to any condemnation, event of loss or other involuntary Asset Disposition.

Within 365 days after the receipt of any Net Available Proceeds from an Asset Disposition, the Issuer (or the applicable Restricted Subsidiary, as the case may be), may apply such Net Available Proceeds at its option, in any combination of the following:

(1)	to repay, repurchase or otherwise retire (i) any Debt of the Issuer or any Subsidiary Guarantor that is not Subordinated Debt or (ii) any Debt of any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor, in each case, other than Debt owed to the Issuer or an Affiliate of the Issuer;

(2)	to acquire Replacement Assets or make capital expenditures; provided that, the Issuer or such Restricted Subsidiary will be deemed to have complied with its obligations under this paragraph if it enters into a binding commitment to acquire Replacement Assets prior to 365 days after the receipt of the applicable Net Available Proceeds and such acquisition of Replacement Assets is consummated prior to 545 days after the date of receipt of the applicable Net Available Proceeds; provided further that upon any abandonment or termination of such commitment, the Net Available Proceeds not so applied shall constitute Excess Proceeds and be applied as set forth below; or

(3)	any combination of the foregoing.

Any Net Available Proceeds that are not applied or invested as provided in the immediately preceding paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, or earlier, at the Issuer’s election, the Issuer will apply the Excess Proceeds to the repayment of the notes and any other Pari Passu Debt outstanding with similar provisions requiring the Issuer to make an offer to purchase such Debt with the proceeds from any Asset Disposition as follows:

(1)	the Issuer will make an offer to purchase from all holders of the notes in accordance with the procedures set forth in the indenture in the maximum principal amount (expressed in amounts of $2,000 or integral multiples of $1,000 in excess thereof) of notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes, and the denominator of which is the sum of the outstanding principal amount of the notes and such Pari Passu Debt (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) for all notes tendered); and

(2)	to the extent required by such Pari Passu Debt, the Issuer will make an offer to purchase or otherwise repurchase or redeem Pari Passu Debt (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount. However, in no event will the Issuer be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Debt plus the amount of any premium required to be paid to repurchase such Pari Passu Debt.

The offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but not including, the date such offer to purchase is consummated (the “Offered Price”), in accordance with the procedures set forth in the indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to the offer to purchase is less than the Note Amount relating to the tendered notes or the aggregate amount of Pari Passu Debt that is purchased in a Pari

Passu Offer is less than the Pari Passu Debt Amount, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and Pari Passu Debt surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes and Pari Passu Debt to be purchased on a pro rata basis; provided that, in the case of notes issued in global form, beneficial interests in such notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the applicable clearing system; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures. Upon the completion of the purchase of all the notes tendered pursuant to an offer to purchase and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

If the Issuer becomes obligated to make an offer to purchase pursuant to this covenant, the notes of the applicable series (in amounts of $2,000 and integral multiples of $1,000 in excess thereof), and the Pari Passu Debt shall be purchased by the Issuer, at the option of the holders thereof, in whole or in part, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the offer to purchase is given to holders of such series, or such later date as may be necessary for the Issuer to comply with the requirements under the Exchange Act.

The indenture will provide that the Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an offer to purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Disposition provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Disposition provisions of the indenture by virtue of such compliance.

Limitation on transactions with affiliates

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions having a value in excess of $25.0 million with or for the benefit of an Affiliate of the Issuer or a Restricted Subsidiary, including any Investment, either directly or indirectly, unless such transaction is on terms not materially less favorable to the Issuer or such Restricted Subsidiary (taken as a whole) than those that could reasonably be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate or is otherwise fair to the Issuer from a financial point of view. For any transaction or series of related transactions involving aggregate value in excess of $50.0 million, such transaction or series of related transactions is approved by either (x) a majority of the Disinterested Directors of the Board of Directors of the Issuer, if any, or in the event there is only one Disinterested Director, by such Disinterested Director, or (y) the audit committee of the Board of Directors of the Issuer (with any Director on such committee that is not a Disinterested Director recusing himself or herself). For the avoidance of doubt, any intercompany transaction between and among the Issuer and/or any of its Restricted Subsidiaries shall not be deemed a transaction with an Affiliate.

The preceding requirements shall not apply to:

(1)	any transaction pursuant to agreements in effect on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the holders in any material respect in the good faith judgment of the Board of Directors or senior management of the Issuer, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(2)	any employment agreement or employee benefit arrangements with any officer or director, including under any stock option or stock incentive plans, entered into by the Issuer or any of its Restricted

Subsidiaries in the ordinary course of business of the Issuer or such Restricted Subsidiary or approved by a majority of the disinterested members of the Board of Directors;

(3)	(x) transactions between or among the Issuer and/or its Restricted Subsidiaries and (y) any Guarantees issued by the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on debt”;

(4)	any transaction with any Person (x) that is not an Affiliate of the Issuer immediately before the consummation of such transaction that becomes an Affiliate of the Issuer as a result of such transaction or (y) that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Capital Stock in, or controls, such Person;

(5)	transactions with joint ventures entered into in the ordinary course of business; provided that no other Affiliate of the Issuer (other than a Subsidiary thereof) directly or indirectly holds any Capital Stock of such joint venture;

(6)	payment of reasonable directors fees to Persons who are not otherwise employees of the Issuer;

(7)	indemnities of officers, directors and employees of the Issuer or any Subsidiary of the Issuer pursuant to bylaws, or statutory provisions or indemnification agreements or the purchase of indemnification insurance for any director or officer;

(8)	any Restricted Payment or Permitted Investment that is permitted to be made pursuant to the “—Limitation on restricted payments” covenant;

(9)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of the indenture; provided that, as determined in good faith by senior management of the Issuer, such transactions are on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary (taken as a whole) than those that could reasonably have been obtained at the time of such transactions in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(10)	the grant, issuance or sale of Capital Stock (other than Redeemable Stock) to Affiliates of the Issuer and the granting of registration rights and other customary rights in connection therewith;

(11)	any transaction as to which the Issuer delivers to the trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate;

(12)	written agreements entered into or assumed in connection with mergers or acquisitions of other businesses with Persons who were not Affiliates prior to such transactions; provided that such agreement was not entered into in contemplation of such merger or acquisition, and any amendment thereto, so long as any such amendment is not disadvantageous to the holders in the good faith judgment of the Board of Directors or senior management of the Issuer, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(13)	payments to Affiliates on or with respect to debt securities or other Debt of the Issuer or any Subsidiary on a similar basis as payments are made or offered to holders of such debt securities or Debt held by Persons other than Affiliates and otherwise in accordance with the indenture;

(14)	any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, and transactions pursuant to that lease which lease is approved by the Board of Directors or senior management of the Issuer in good faith; and

(15)	any customary transaction with a Receivables Subsidiary effected as part of a Permitted Securitization, any disposition of accounts receivable and related assets in connection with any Permitted Securitization and any repurchase of accounts receivable and related assets pursuant to a repurchase obligation in connection with a Permitted Securitization.

Future guarantees

On and after the Issue Date, if any Domestic Subsidiary that is not already a Subsidiary Guarantor guarantees any Debt of the Issuer or a Subsidiary Guarantor under, or becomes an obligor under, (i) any credit facility, debt facility, indenture, note purchase agreement or commercial paper facility, in each case, with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placement bonds or other debt securities of the Issuer or any Subsidiary Guarantor consisting of debt for money borrowed in the form of loans or other obligations from banks, institutional lenders or other financial institutions (other than (x) Debt under the Revolving Credit Facility Incurred under clause (1)(i) of the second paragraph of the covenant described under “—Limitation on debt,” (y) any Permitted Securitization Incurred pursuant to clause (10) of the second paragraph of the covenant described under “—Limitation on debt” or (z) any Finance Lease Obligation or purchase money obligation Incurred pursuant to clause (6) of the second paragraph of the covenant described under “ —Limitation on debt”) or (ii) any Capital Markets Debt issued by the Issuer or any Subsidiary Guarantor, in the case of each of clauses (i) and (ii), in an aggregate principal amount or commitment amount, as the case may be, in excess of $50.0 million, then such Domestic Subsidiary will become a Subsidiary Guarantor and execute a supplemental indenture for each series of the notes within 60 days of the date on which it became a guarantor or borrower with respect to such other Debt; provided that if such other Debt is by its express terms subordinated in right of payment to the notes, any such Guarantee by such Domestic Subsidiary with respect to such other Debt shall be subordinated in right of payment to such Domestic Subsidiary’s Guarantee of the notes.

The Subsidiary Guarantee of any Subsidiary Guarantor will be automatically and unconditionally released and discharged:

(1)	in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Limitation on asset dispositions” covenant of the indenture;

(2)	in connection with any sale, transfer or other disposition of Capital Stock of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if after such sale, transfer or disposition, the Subsidiary Guarantor would cease to be a Restricted Subsidiary and the sale or other disposition does not violate the “Limitation on asset dispositions” covenant of the indenture;

(3)	upon the legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as described under “Description of debt securities—Defeasance” in the accompanying prospectus;

(4)	if the Issuer designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(5)

at such time as the Subsidiary Guarantor is released from its obligations under all Guarantees or other Debt the Incurrence of which required, or would require, such Subsidiary Guarantor to Guarantee the notes pursuant to the first paragraph of this “—Future guarantees” section, and no Event of Default has occurred and is continuing.

None of the Issuer, the trustee nor any Subsidiary Guarantor will be required to make a notation on the notes to reflect any such release and discharge. By their acquisition of the notes of a series, the holders acknowledge that any such release of a Subsidiary Guarantee in accordance with the terms of the indenture will be deemed not to impair their repayment rights under the notes of such series.

Change of control offer

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem such notes as described above by mailing notice of such redemption to the registered holders of the notes being redeemed, we will be required to make an offer (a “change of control offer”) to each holder of the series of notes with respect to which such change of control triggering event has occurred to repurchase all of such holder’s notes or any part of such holder’s notes such that the principal amount that remains outstanding of each note not repurchased in full equals $2,000 or an integral multiple of $1,000 in excess thereof on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the principal amount of any notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “change of control payment”).

Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes, as the case may be, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered electronically (a “change of control payment date”). The notice will, if mailed or delivered electronically prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

Upon the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

Designation of restricted and unrestricted subsidiaries

The Issuer, by delivery of an Officer’s Certificate to the trustee, may designate any Restricted Subsidiary to be an “Unrestricted Subsidiary,” in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary, if:

(1)	neither the Issuer nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) provides credit support for, or a Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuer and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, except in either case to the extent that the amount of any such Debt constitutes a Restricted Payment or Permitted Investment that is made in compliance with the covenant described under “—Limitation on restricted payments”;

(2)	such Subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, any other Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(3)	at the time of designation, the Issuer could make a Restricted Payment or Permitted Investment in an amount equal to the Fair Market Value of its interest in such Subsidiary pursuant to the “—Limitation on restricted payments” covenant;

(4)	such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation to (a) subscribe for additional Capital Stock of such Subsidiary or (b) maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results, except in either case to the extent that the amount of any such obligation constitutes a Restricted Payment or Permitted Investment that is made in compliance with the covenant described under “—Limitation on restricted payments”; and

(5)	no Default shall have occurred and be continuing at the time of, or immediately after giving effect to, such designation.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Issuer in such Subsidiary on the date of designation in an amount equal to the Fair Market Value of the Issuer’s Investment therein.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of any Investment, Debt or Liens of such Subsidiary existing at such time.

The trustee shall have no duty whatsoever to monitor or inquire whether a Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary and may be entitled to conclusively rely on the Officer’s Certificates delivered to it by the Issuer as described above.

Reporting

For the avoidance of doubt, the provisions of the indenture described under “Description of debt securities—Financial information” in the accompanying prospectus shall apply to each series of the notes.

Consolidations, mergers and certain sales of assets

The Issuer

The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in a single transaction or series of related transactions to, another Person, unless:

(a)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Issuer under the indenture and the notes;

(b)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)	immediately after giving pro forma effect to such transaction and treating any Debt which becomes an obligation of the Issuer or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, either (i) the Issuer (including any Successor Company) could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions of the first paragraph of the “—Limitation on debt” covenant, or (ii) the Consolidated Fixed Charge Coverage Ratio of the Issuer or such Successor Company is not less immediately after such transaction than it was immediately before such transaction;

(d)	at the time of such transaction, unless the Issuer is the Successor Company, each Subsidiary Guarantor will have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(e)	the Issuer shall have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with the indenture.

Following the Termination Date, the Issuer may elect by written notice to the trustee to be subject to the provisions of the indenture described under “Description of debt securities—Consolidation, merger, conveyance, transfer or lease” in the accompanying prospectus in lieu of the preceding paragraph and the first paragraph set forth under “—Subsidiary guarantors” below.

Notwithstanding the foregoing, (1) any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary, (2) the provisions of clauses (b) and (c) above shall not apply to a merger of the Issuer with or into a Restricted Subsidiary, and (3) the above provisions shall not apply to any transfer of assets between or among the Issuer and/or any Restricted Subsidiary.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Issuer.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture, and, except in the case of a lease of all or substantially all its assets, the Issuer will be released from the obligation to pay the principal of, and interest on, the notes and all other obligations under the indenture.

Subsidiary guarantors

To the extent any Domestic Subsidiary becomes a Subsidiary Guarantor after the Issue Date, subject to the provisions regarding the release of Subsidiary Guarantees described under “—Future guarantees,” no such Subsidiary Guarantor will, and the Issuer will not permit a Subsidiary Guarantor to, consolidate with or merge with or into, or convey or transfer or lease all or substantially all its assets to, another Person (other than the Issuer or another Subsidiary Guarantor), unless at the time and after giving effect thereto:

(1)	(x) the resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Subsidiary Guarantor (if not the Subsidiary Guarantor) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Subsidiary Guarantor under the indenture and its Subsidiary Guarantee;

(y) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(z) the Subsidiary Guarantor shall have delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with the indenture; or

(2)	such transaction does not violate the covenant described under “—Limitation on asset dispositions.”

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Subsidiary Guarantor, which properties and assets, if held by such Subsidiary Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Subsidiary Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of such Subsidiary Guarantor.

The Successor Subsidiary Guarantor will succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under the indenture, but, in the case of a lease of all or substantially all its assets, the Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Limited condition transactions

When calculating the availability under any basket or ratio under the indenture or compliance with any provision of the indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence of Debt and the use of the proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) under the indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into, and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence of Debt and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence of Debt and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and (b) Consolidated EBITDA for purposes of the Consolidated Fixed Charge Coverage Ratio, Secured Net Leverage Ratio and Total Net Leverage Ratio will be calculated using an assumed interest rate based on the indicative interest rate contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest rate exists, as reasonably determined by the Issuer in good faith.

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Issuer, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction, including any Debt related thereto.

Events of default

The “events of default” under each series of the notes shall be the “events of default” as described under “Description of debt securities—Events of default” in the accompanying prospectus; provided that the fourth and sixth bullets therein are hereby amended with respect to each series of the notes to read as follows:

•

failure to perform any other covenant or agreement of the Issuer under the indenture or the notes of such series and such default continues for 60 days (or 120 days with respect to the covenant described under “Description of debt securities—Financial information” in the accompanying prospectus) after written notice to the Issuer by the trustee or holders of at least 25% in aggregate principal amount of outstanding notes of such series; and

•

default under the terms of any instrument evidencing or securing any Debt of the Issuer or any Restricted Subsidiary having an outstanding principal amount of $200.0 million, individually or in the aggregate, which default results in the acceleration of the payment of such Debt or constitutes the failure to pay the principal amount of such Debt when due (after giving effect to any applicable grace period provided in such Debt) and which accelerated or principal amount, individually or in the aggregate, exceeds $200.0 million and if, within 20 business days of such payment default or acceleration, such Debt has not been discharged or such payment default has not been cured or such acceleration has not been rescinded or annulled; provided that in connection with any series of convertible or exchangeable securities (a) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (b) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (c) the rights of holders of such securities to require any repurchase by the Issuer of such securities in cash shall not, in itself, constitute an Event of Default under this clause.

In addition, the following events shall be “events of default” under the indenture with respect to each series of the notes:

•

default in the payment of principal, premium and interest on notes of such series required to be purchased pursuant to an offer to purchase as described under “—Certain covenants—Change of control” and “—Certain covenants—limitation on asset dispositions” when due and payable;

•	failure to perform or comply with the provisions described under “—Certain covenants—Consolidations, mergers and certain sales of assets”; and

•

the rendering of one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency against the Issuer or any Restricted Subsidiary or any of their respective properties that require payments in an amount in excess of $200.0 million, either individually or in the aggregate, (exclusive of any portion of any such payment covered by insurance) which payment obligation remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired or been extinguished.

For the avoidance of doubt, the remaining provisions of the indenture described under “Description of debt securities—Events of default” and “Acceleration of maturity” in the accompanying prospectus shall apply to each series of the notes.

The trustee shall have no obligation to determine compliance with any covenant of the indenture and may be entitled to conclusively rely on the Officer’s Certificates delivered to it by the Issuer.

Modification and waiver

Except as provided below, the indenture and the notes of a series may be amended as described under “Description of debt securities—Modification or waiver” in the accompanying prospectus.

The first and fourth bullets of the first paragraph under “Description of debt securities—Modification or waiver” in the accompanying prospectus are hereby amended with respect to each series of the notes to read as follows:

•

to evidence the succession of another Person to the Issuer or any Subsidiary Guarantor under the indenture, notes of such series or the applicable Subsidiary Guarantee, and the assumption by any such successor of the covenants of the Issuer or such Subsidiary Guarantor under the indenture, notes of such series and such

Subsidiary Guarantee in accordance with the covenant described under “—Certain covenants—Consolidations, mergers and certain sales of assets”;

•

to cure any ambiguity, or to correct or supplement any provision in the indenture or in any supplemental indenture, the notes of such series or any Subsidiary Guarantee which may be defective or inconsistent with any other provision in the indenture, the notes of such series or any Subsidiary Guarantee;

The first paragraph under “Description of debt securities—Modification or waiver” in the accompanying prospectus is hereby amended with respect to each series of the notes to include the following:

•	to add a Subsidiary Guarantor under the indenture or otherwise provide a guarantee of the notes of such series; and

•

to conform the text of the indenture, the notes of such series or any Subsidiary Guarantees to any provision of this section to the extent such provision was intended to be a recitation of a provision of the indenture, as confirmed in an Officer’s Certificate delivered to the trustee.

In addition, the fourth bullet of the second paragraph under “Description of debt securities—Modification or waiver” in the accompanying prospectus is hereby amended with respect to each series of the notes to read as follows:

•

amend any provisions relating to the redemption of the notes of such series (other than the notice provisions) to reduce the premium payable or change the dates on which the notes of such series may be redeemed, it being understood that, for the avoidance of doubt, the provisions described under “—Certain covenants—Change of control” or “—Limitation on asset dispositions” shall not be covered by this clause.

The second paragraph under “Description of debt securities—Modification or waiver” in the accompanying prospectus is hereby amended with respect to each series of the notes to include the following:

•	modify any Subsidiary Guarantee in any manner adverse to the holders of the notes of such series, except in accordance with the indenture.

For the avoidance of doubt, the remaining provisions of the indenture described under “Description of debt securities—Modification or waiver” in the accompanying prospectus shall apply to each series of the notes.

Defeasance

For the avoidance of doubt, the provisions of the indenture described under “Description of debt securities—Defeasance” in the accompanying prospectus shall apply to each series of the notes.

Book-entry, delivery and form

DTC. The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered security certificate will be issued for each series of the notes, in the aggregate principal amount of such series, and will be deposited with DTC.

The following is based on information furnished by DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agents. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others—indirect participants—such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each security—the beneficial owner—is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases.

Beneficial owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they entered into the transactions. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to DTC. If less than all of the notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a direct participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to Newell as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, principal payments and any premium, interest or other payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Newell or the paying agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, Newell or the paying agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, principal and any premium, interest or other payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Newell and the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner shall give notice to elect to have its notes purchased or tendered, through its participant, to the appropriate agent and will effect delivery of such notes by causing the direct participant to transfer the participant’s interest in the notes on DTC’s records to the appropriate agent. The requirement for physical delivery of the notes in connection with an optional tender or mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the DTC account of the appropriate agent.

We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters of this offering. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes a policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks

(including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operation is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the U.S. and cross-market transfers of the notes associated with secondary market trading. Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, if the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the U.S. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as the U.S.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Certificated notes

We will issue certificated notes of a series, in registered form for U.S. federal income tax purposes, to each person that DTC identifies as the beneficial owner of notes of such series represented by global notes upon surrender by DTC of such global notes only if:

•	DTC notifies us that it is no longer willing, able or eligible to act as a depositary for such global notes, and we have not appointed a successor depositary within 60 days of that notice;

•	an event of default has occurred and is continuing; or

•	subject to DTC’s procedures, we decide not to have the notes of such series represented by global notes.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in DTC in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amended and Restated Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of August 31, 2022, as amended by Amendment No. 1, dated as of March 27, 2023, Amendment No. 2, dated as of February 7, 2024, and Amendment No. 3, dated as of April 19, 2024, among the Issuer, the subsidiary borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and any amendment, amendment and restatement, modification, renewal, extension, refinancing, refunding or replacement thereof in one or more agreements.

“Approved Bank” has the meaning specified in clause (3) of the definition of “Cash Equivalents.”

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000.0 million.

“Asset Disposition” by any Person means any transfer, conveyance, sale, lease or other disposition (but excluding the creation of any Lien permitted under “—Certain covenants—Limitation on liens” or any disposition in connection therewith) by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Restricted Subsidiary of such Person or by such Person to a Restricted Subsidiary of such Person) of:

(1)	shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person;

(2)	substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business; or

(3)	other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business.

The term “Asset Disposition” shall not include any transfer, conveyance, sale, lease or other disposition:

(1)	that consists of a Restricted Payment or Permitted Investment that is made in compliance with the covenant described under “—Certain covenants—Limitation on restricted payments”;

(2)	that constitutes a “change of control”;

(3)	that is of cash or Cash Equivalents, Investment Grade Securities or a disposition or termination or surrender of contract rights, including settlement of any hedging obligations, or licensing or sublicensing of intellectual property or general intangibles,

(4)	that consists of inventory, goods or other assets in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business (including excess or obsolete inventory), including the grant of franchise and related rights and any disposition of disposed, abandoned or discontinued operations;

(5)	that consists of defaulted receivables for collection or any sale, transfer or other disposition of defaulted receivables for collection;

(6)	arising from casualty events, foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the indenture;

(7)	that is of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary;

(8)	in compliance with the covenant described under “—Certain covenants—Consolidations, mergers and certain sales of assets”;

(9)	arising from any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including, without limitation, any sale and leaseback transaction or asset securitization;

(10)	that consists of leases, subleases, licenses or sublicenses, in each case which do not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole;

(11)	that is of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(12)	to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Issuer and the Restricted Subsidiaries and that does not materially change the nature of the business conducted by the Issuer and the Restricted Subsidiaries;

(13)	any transaction or series of related transactions for which the aggregate consideration is less than the greater of (x) $75.0 million and (y) 0.5% of Consolidated Total Assets; or

(14)	that consists of accounts receivable or any related asset disposed of pursuant to a Permitted Securitization.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payments of such Debt by the amount of each such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof.

“Capital Markets Debt” means any Debt Facility consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act, (2) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act and/or (3) a placement to institutional investors pursuant to Section 4(a)(2) of the Securities Act, Regulation D thereunder or another applicable exemption from registration under the Securities Act.

“Capital Stock” of any Person means any and all shares, interests, participations, warrants, options or other rights to acquire or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, but in each case excluding any debt security that is convertible or exchangeable for Capital Stock.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	Dollars, Euros, British Pounds Sterling or any other currencies received in the ordinary course of business and, in the case of Foreign Subsidiaries, the local currency where such Foreign Subsidiary is operating in the ordinary course of business;

(2)	readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(3)	time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) and (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(4)	commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(5)	repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(6)	securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision, taxing authority agency or instrumentality of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(7)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(8)	Debt or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, in each case in Dollars or another currency permitted above in this definition;

(9)	in the case of Foreign Subsidiaries only, instruments equivalent to those referred to in clauses (1) through (8) above in each case denominated in any foreign currency comparable in credit quality and tenor to those referred to in such clauses above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction; investments, classified in accordance with GAAP as current assets of the Issuer or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940, as amended, or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (8) of this definition; and

(10)	credit card receipts in transit to the extent classified as cash or cash equivalents in accordance with GAAP.

“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of control triggering event” with respect to a series of notes means the occurrence of both a change of control and a rating event with respect to such series of notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness and other debt extinguishment charges, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill and acquired intangible assets) and organization costs, (e) non-cash extraordinary, unusual or non-recurring charges (including impairment charges), expenses or losses (including, without limitation, restructuring and other charges related to the sale, disposition or other transfer or winding down of any business or assets), (f) cash charges, expenses or losses (including, without limitation, restructuring, and other charges related to the sale, disposition or other transfer or winding down of any business or assets) (collectively, “Cash Charges”) not exceeding $200.0 million in the aggregate incurred annually (provided that for any fiscal quarter during any consecutive four-fiscal-quarter period, in the event that the Issuer elects not to add back any Cash Charges for any fiscal quarter immediately following such fiscal quarter, the Issuer may still elect to add back such Cash Charges for such fiscal quarter during any period within such four consecutive fiscal quarter period), (g) non-cash expenses resulting from the grant of stock, stock units and stock options (including, without limitation, restricted stock units) as compensation to directors, officers, employees or consultants of the Issuer or any of its Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting, and (h) Pro Forma Cost Savings, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) non-cash extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Fixed Charge Coverage Ratio” as of any date of determination means the ratio of:

(1)	Consolidated EBITDA for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements are available, to

(2)	Consolidated Fixed Charges for such period;

provided, however, that Consolidated Fixed Charges shall be adjusted to give effect on a pro forma basis to any Debt that has been Incurred, repaid or redeemed by the Issuer or any Restricted Subsidiary (other than revolving credit borrowings Incurred for working capital purposes unless, in connection with any such repayment, the commitments to lend associated with such revolving credit borrowings are permanently reduced or canceled) since the beginning of such period and to any Debt that is proposed to be Incurred, repaid or redeemed by the Issuer or any Restricted Subsidiary as if in each case such Debt had been Incurred, repaid or redeemed on the first day of such period; provided, however, that in making such computation, the Consolidated Fixed Charges attributable to interest on any proposed Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event the Issuer or any of its Restricted Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Issuer.

“Consolidated Fixed Charges” means for any period for any Person, without duplication, the sum of:

(1)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any Redeemable Stock of such Person or any of its Restricted Subsidiaries during such period.

“Consolidated Interest Expense” means for any period the consolidated interest expense included in a consolidated income statement (net of any interest income) of the Issuer and its Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP, but excluding, without limitation or duplication:

(1)	amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, original issue discount and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting);

(2)	non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments in accordance with GAAP;

(3)	any one-time cash costs associated with breakage in respect of hedging agreements for interest rates;

(4)	commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Permitted Securitization or Permitted Cash Management Services Agreement;

(5)	all non-recurring cash interest expense or “additional interest,” in each case owing pursuant to a registration rights agreement with respect to any securities;

(6)	any payments with respect to make-whole premiums or other breakage costs of any Debt;

(7)	penalties and interest relating to taxes;

(8)	accretion or accrual of discounted liabilities;

(9)	any expense resulting from the discounting of Debt in connection with the application of recapitalization or purchase accounting;

(10)	any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any permitted acquisition or similar Investment permitted under the indenture; and

(11)	expenses resulting from the bridge, arrangement, structuring, commitment or other financing fees.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, there shall be excluded:

(1)	the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Subsidiaries;

(2)	the income (or deficit) of any Person (other than a Subsidiary of the Issuer) in which the Issuer or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Issuer or such Subsidiary in the form of dividends or similar distributions;

(3)	depreciation and amortization expense;

(4)	amortization of intangibles (including, but not limited to, goodwill and indefinite-lived intangible assets) and organization costs;

(5)	after-tax gains and losses from Asset Dispositions or abandonments or reserves relating thereto;

(6)	any and all costs, expenses, fee, fines, penalties, judgments, legal settlements and other amounts associated with any restructuring, litigation, claim, proceeding or investigation related to or undertaken by the Issuer or any of its Restricted Subsidiaries and included in the Issuer’s audited financial statements prepared in accordance with GAAP, together with any related provision for taxes;

(7)	the cumulative effect of a change in accounting principles or policies during such period;

(8)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off or removal of revenue otherwise recognizable on any amounts thereof, net of taxes;

(9)	(i) any fees, commissions and expenses incurred during such period, or any amortization or write-off thereof for such period in connection with any acquisition, Investment, Asset Disposition, issuance or repayment of Debt, issuance of equity interests, refinancing transaction or amendment or modification of any Debt Facility (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (ii) accruals and reserves that are established or adjusted within 12 months after the date of any acquisition or other similar Investment, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies;

(10)	any unrealized or realized net gain or loss resulting from currency translation or transaction gains or losses impacting net income (including currency remeasurements of Debt) and any foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Debt; and

(11)	non-cash extraordinary, unusual or non-recurring charges (including impairment charges), expenses or losses (including, without limitation, restructuring and other charges related to the sale, disposition or other transfer or winding down of any business or assets).

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer (provided that, in the case of any determination relating to any incurrence of Debt or any Investment or other acquisition, may be calculated on a pro forma basis in a manner consistent with the definition of “Consolidated Fixed Charge Coverage Ratio”), it being understood that, for purposes of determining compliance of a transaction with any limitation set forth under “—Certain covenants” that is based upon a specified percentage of Consolidated Total Assets, compliance of such transaction with the applicable restriction shall be determined solely with reference to Consolidated Total Assets as determined above in this definition.

“Contribution Indebtedness” means Debt of the Issuer or any Subsidiary Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Issuer (other than contributions by any Restricted Subsidiary) and designated as a Cash Contribution Amount; provided that such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and

(b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Convertible Debt” means Debt of the Issuer or any of its Restricted Subsidiaries that is convertible or exchangeable into Common Stock of the Issuer and/or cash based on the value of such Common Stock.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1)	every obligation of such Person for money borrowed;

(2)	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (excluding obligations with respect to letters of credit securing obligations (other than obligations with respect to borrowed money) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(4)	to the extent constituting a liability under GAAP, every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued and other liabilities arising in the ordinary course of business and with respect to services, excluding deferred compensation to employees), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or engaging such services;

(5)	every Finance Lease Obligation of such Person;

(6)	all Receivables Sales of such Person to the extent sold with recourse to such Person;

(7)	if such Person is a Restricted Subsidiary that is not a Subsidiary Guarantor, all Preferred Stock of such Person;

(8)	all Redeemable Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

(9)	every obligation of any other Person of the type referred to in clauses (1) through (7) Guaranteed by such Person; and

(10)	every obligation of any other Person of the type referred to in clauses (1) through (7) which are secured by any Lien on any property or asset of such Person, the amount of which shall be deemed to be equal to the lesser of (i) the amount of the obligation so secured and (ii) the fair market value of the property or asset and the amount of the obligation so secured as determined by such Person in good faith.

Notwithstanding the foregoing, Debt shall not include (1) any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or (2) any obligation arising from any agreement entered into in connection with the acquisition of any business or assets with any seller of such business or assets that provides for the payment of earn-outs to such seller or guarantees to such seller a minimum price to be realized by such seller upon the sale of any Capital Stock (other than Redeemable Stock) of the Issuer that was issued by the Issuer to such seller in connection with such acquisition.

“Debt Facilities” means one or more credit facilities, debt facilities, indentures, note purchase agreements or commercial paper facilities (including, without limitation, the Revolving Credit Facility), in each case with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placements bonds other debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any of the events described under “—Events of default” which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated in good faith by senior management of the Issuer. The aggregate Fair Market Value of the Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received, shall not exceed in the aggregate outstanding at any one time the greater of (x) $150.0 million and (y) 1.25% of the Consolidated Total Assets determined at the time of such Asset Disposition (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

“Dollar” or “$” means the lawful money of the United States of America.

“Domestic Subsidiaries” means each of the Issuer’s wholly-owned domestic Restricted Subsidiaries that are not Foreign Subsidiaries.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined in good faith by senior management or the Board of Directors of the Issuer, whose determination will be conclusive for all purposes under the indenture.

“Finance Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of real or personal property of such Person that has been or should be, in accordance with GAAP (except for temporary treatment of construction-related expenditures under Accounting Standards Codification Topic 840 which will ultimately be treated as operating leases upon a sale and leaseback transaction), recorded on the balance sheet as capitalized leases in accordance with GAAP as in effect on the Issue Date. For the avoidance of doubt, no existing or future lease that is or would be required to be accounted for as an operating lease under GAAP as in effect on the Issue Date will be deemed to be a Finance Lease Obligation. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

“Fitch” means Fitch Inc., and its successors.

“Foreign Subsidiary” means any Restricted Subsidiary (x) that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) for purposes of the covenant described under “—Certain covenants—Future guarantees,” (i) that is organized under the laws of the United States of America or any State thereof or the District of Columbia and has no material assets other than, directly or indirectly, Capital Stock of one or more foreign entities of the type described in clause (x) above or (ii) that is a Subsidiary of a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (except as otherwise provided in the definition of “Finance Lease Obligation”).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

(2)	to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

(3)	to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Interest Rate, Currency or Commodity Price Agreement” of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (other than Capital Stock that is neither Redeemable Stock nor Preferred Stock of a Restricted Subsidiary) to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any Guarantee of any obligation of such other Person, but shall not include:

(1)	trade accounts receivable in the ordinary course of business;

(2)	any Permitted Interest Rate, Currency or Commodity Price Agreement;

(3)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(4)	pension fund contributions in the ordinary course of business.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or a rating equal to or higher than BBB- (or the equivalent) by S&P, as the case may be, or, if any such rating agency ceases to rate a series of the notes for reasons outside the Issuer’s control, a rating equal to or higher than the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with an investment grade rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries, (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution, and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issue Date” means the date on which notes are first issued under the indenture.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any sale and leaseback arrangement, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any Investment or acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(2)	all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon, or with respect to, such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition; and

(4)	appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined in good faith by senior management of the Issuer.

“Officer” means any of the following of the Issuer or any Subsidiary Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, Assistant Treasurer the Secretary or Assistant Secretary (or, with respect to a Subsidiary Guarantor, any member, trustee or general partner authorized to act on behalf of such Subsidiary Guarantor).

“Officer’s Certificate” means a certificate signed by one Officer that meets the requirements of the indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the trustee. The counsel may be an employee of, or counsel to, the Issuer or the trustee.

“Pari Passu Debt” means Debt of the Issuer or a Subsidiary Guarantor that is pari passu in right of payment with the notes, in the case of the Issuer or any Subsidiary Guarantee, in the case of any Subsidiary Guarantor. For the purposes of this definition, no Debt will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Permitted Acquisition Debt” means Debt of the Issuer or any of the Restricted Subsidiaries to the extent that:

(1)	such Debt consists of Debt of an acquired Person that was outstanding prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired by the Issuer or a Restricted Subsidiary and any Debt Incurred, including by the Issuer or any Restricted Subsidiary, in contemplation of such acquisition or the acquisition of the assets or business of such Person by the Issuer or a Restricted Subsidiary; or

(2)	such Debt consists of Debt of a Person that was outstanding prior to the date on which such Person was merged, consolidated or amalgamated with or into the Issuer or a Restricted Subsidiary and any Debt Incurred, including by the Issuer or any Restricted Subsidiary, in contemplation of such merger, consolidation or amalgamation;

provided that, in each case, (x) such Debt consists of Debt of the Issuer or a Subsidiary Guarantor, and the Issuer would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the covenant described under “—Certain covenants—Limitation on debt,” (y) such Debt consists of Debt of the Issuer or a Subsidiary Guarantor, and the Consolidated Fixed Charge Coverage Ratio of the Issuer would be not less than the Consolidated Fixed Charge Coverage Ratio of the Issuer immediately prior to giving effect to such transaction or (z) if such Incurrence would not satisfy clause (x) or (y), the aggregate principal amount of Permitted Acquisition Debt Incurred by the Issuer and its Restricted Subsidiaries outstanding at any one time under this clause (z) shall not exceed the greater of (i) $350.0 million and (ii) 3.0% of Consolidated Total Assets determined at the time of Incurrence.

“Permitted Cash Management Services Agreement” of any Person means (i) any agreement or arrangement entered into in the ordinary course of business in respect of cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services and (ii) any agreement under which any bank, financial institution or other Person may from time to time provide any financial accommodation to any of the Issuer or any Restricted Subsidiary in connection with trade payables of the Issuer or any Restricted Subsidiary (including the acquisition of the receivables corresponding to such trade payables pursuant to “supply chain” or other similar financings).

“Permitted Interest Rate, Currency or Commodity Price Agreement” of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions (or, in the case of commodity protection agreement, utilities) in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices with respect to Debt Incurred or proposed to be Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations and, in each case, not for purposes of speculation.

“Permitted Investments” means:

(1)	any Investment in (x) the Issuer or a Restricted Subsidiary or (y) a Person that will become or be merged into or consolidated with the Issuer or a Restricted Subsidiary or transfers or conveys all or substantially all its assets to the Issuer or a Restricted Subsidiary as a result of such Investment, and any Investment held by a Person at the time of such acquisition by, merger or consolidation with or transfer to the Issuer or a Restricted Subsidiary;

(2)	any Investment in cash and Cash Equivalents or Permitted Interest Rate, Currency or Commodity Price Agreements;

(3)	any non-cash consideration received in connection with an Asset Disposition (or a disposition excluded from the definition of “Asset Disposition”) that was made in compliance with the covenant described under “—Certain covenants—Limitation on asset dispositions”;

(4)	loans or advances to officers, directors, consultants and employees of the Issuer and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes or (ii) in connection with such Person’s purchase of equity interests of the Issuer (provided that the amount of such loans and advances shall be contributed to the Issuer in cash as common equity);

(5)	Guarantees of Debt made in compliance with the covenant described under “—Certain covenants—Limitation on debt”;

(6)	any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (6) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under the indenture;

(7)	Investments acquired with the net cash proceeds received by the Issuer after the Issue Date from the issuance and sale of Capital Stock (other than Redeemable Stock) or made in exchange for Capital Stock (other than Redeemable Stock or Preferred Stock); provided that such net cash proceeds are used to make such Investment within 90 days of the receipt thereof and the amount of all such net cash proceeds so used will be excluded from clause (4)(c)(w) of the first paragraph of the covenant described under “—Certain covenants—Limitation on restricted payments”;

(8)	any Investment that, when taken together with all other Investments made pursuant to this clause (8) since the Issue Date and outstanding on the date such Investment is made, does not exceed the greater of (x) $600.0 million and (y) 5.0% of Consolidated Total Assets (plus the aggregate returns of such Investments);

(9)	any acquisition of franchise and related rights, including any related property, from franchisees of the Issuer or any Restricted Subsidiary;

(10)	Investments (including debt obligations and equity interests) made in connection with the bankruptcy or reorganization of suppliers, customers or franchisees or in settlement of delinquent obligations of, or other disputes with, customers, suppliers or franchisees arising in the ordinary course of business;

(11)	advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(12)	Investments in joint ventures or Unrestricted Subsidiaries made after the Issue Date which, together with any other outstanding Investment made pursuant to this clause (12), do not exceed the greater of (x) $350.0 million and (y) 3.0% of Consolidated Total Assets at the time of such Investment; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13)	Investments in the ordinary course of business consisting of Article 3 of the Uniform Commercial Code endorsements for collection or deposit and Article 4 of the Uniform Commercial Code customary trade arrangements with customers consistent with past practices;

(14)	advances of payroll payments to employees in the ordinary course of business;

(15)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons so long as such licensing arrangements are made in the ordinary course of business and are consistent with past practice;

(16)	any Investment made by the Issuer and Restricted Subsidiaries relating to any intercompany restructuring and savings initiative or organizational realignment;

(17)	guarantees of performance or other obligations (other than Debt) arising in the ordinary course of business; and

(18)	any Investment; provided that, immediately before and immediately after giving pro forma effect to the making of any such Investment and any Debt Incurred in connection therewith, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio of the Issuer would not exceed 5.00 to 1.00.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Debt under Debt Facilities outstanding or Incurred under clause (1) of the definition of “Permitted Debt”; provided that no such Lien shall be granted by a Restricted Subsidiary that is not a Subsidiary Guarantor to secure Debt Incurred under clause (1) of the definition of “Permitted Debt” that could not have been Incurred by such Restricted Subsidiary under such clause;

(2)	Liens securing any Debt which became Debt pursuant to a transaction permitted under the covenant described under “—Certain covenants—Consolidations, mergers and certain sales of assets” or securing Debt which was created prior to (and not created in connection with, or in contemplation of) the Incurrence of such Debt (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Debt is permitted under the provisions of the covenant described under “—Certain covenants—Limitation on debt,” and solely relate to the assets that previously secured such Debt; provided, however, that such Liens shall not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than improvements, accessions, proceeds or dividends or distributions in respect of the assets or property securing such Debt);

(3)	Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not overdue by more than 90 days or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)	Liens for taxes, assessments or other governmental charges not yet delinquent or not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	(i) Liens (including rights of setoff) granted in respect of collateral accounts, concentration accounts, deposit accounts or other funds maintained with a financial institution, bank or securities intermediary; provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the account holder in excess of those set forth by regulations issued by the Federal Reserve Board; (ii) rights of set-off and recoupment against, together with Liens granted in respect of, credit balances and dedicated settlement and reserve accounts of the Issuer and its Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and (iii) Liens granted to secure Permitted Cash Management Service Agreements in the ordinary course of business;

(6)	Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated or amalgamated with the Issuer or any Restricted Subsidiary of the Issuer or such assets, property or shares of stock were acquired by the Issuer or any Restricted Subsidiary; provided, however, that such Liens shall not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than improvements, accessions, proceeds or dividends or distributions in respect of the assets, property or shares acquired);

(7)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(9)	Liens existing on the Issue Date (plus improvements, accessions, proceeds or dividends or distributions in respect of the assets or property subject to such Liens) (other than Liens permitted under clause (1) of this definition);

(10)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(11)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(13)	Liens for the purpose of securing the payment of all or a part of the purchase price of, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed by the Issuer or a Restricted Subsidiary in the ordinary course of business; provided that: (a) the aggregate principal amount of Debt secured by such Liens is otherwise permitted to be Incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and (b) such Liens are created within 270 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto; provided further that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender in the ordinary course of business;

(14)	any interest or title of a lessor under any Finance Lease Obligation incurred under clause (6) of the definition of “Permitted Debt”; provided that such Liens do not extend to any property or assets which is not leased property subject to such Finance Lease Obligation; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender in the ordinary course of business;

(15)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit, bankers’ acceptances, bank guarantees and similar instruments issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)	(i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and (ii) Liens granted in cash collateral (including any associated deposit or securities accounts) to secure obligations incurred in connection with the issuance of letters of credit, bank guarantees, bankers acceptances and similar instruments;

(17)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Subsidiaries, including rights of offset and set-off;

(18)	Liens securing Permitted Interest Rate, Currency or Commodity Price Agreements;

(19)	Liens on assets of any Restricted Subsidiary that is not a Subsidiary Guarantor securing obligations not constituting Debt of such Subsidiary;

(20)	Liens on cash, cash equivalents or other property arising in connection with the discharge or redemption of Debt;

(21)	Liens on any real property constituting exceptions to title as set forth in a mortgage title policy delivered to a secured lender with respect thereto;

(22)	(i) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided that such Liens shall not exceed the amount of such premiums so financed; and (ii) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(23)	Liens in favor of the Issuer or a Restricted Subsidiary;

(24)	Liens arising from filing Uniform Commercial Code financing statements regarding leases or precautionary Uniform Commercial Code financings statements or similar filings;

(25)	deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Debt), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(26)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(27)	Liens securing Debt and other obligations in the aggregate amount outstanding at any time not to exceed the greater of (x) $1,200.0 million and (y) 10.0% of Consolidated Total Assets (determined at the time any such Lien is granted); provided that no such Lien shall be granted by a Restricted Subsidiary that is not a Subsidiary Guarantor to secure Debt Incurred pursuant to the first paragraph of the covenant described under “—Limitation on debt” or under a clause of the definition of “Permitted Debt” that could not have been Incurred by such Restricted Subsidiary under such clause;

(28)	Liens that (i) are incidental to the ordinary conduct of its business, including the guarantee of Debt to customers, clients, suppliers or purchasers or sellers of goods or services, or the ownership of its properties and assets, (ii) were not incurred in connection with the incurrence of Debt for borrowed money and (iii) do not in the aggregate materially detract from the value of the property of the Issuer or any Restricted Subsidiary or materially impair the use thereof in the operation of its business;

(29)	Liens on assets transferred to a Receivables Subsidiary or on assets of a Receivables Subsidiary, in either case incurred in connection with a Permitted Securitization; and

(30)	Liens securing Debt Incurred to refinance Debt (other than Liens permitted under clause (1)) that was previously so secured (or otherwise replacing any such Lien); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property that is the security for a Permitted Lien hereunder.

“Permitted Refinancing Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Issuer or any of its Restricted Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of, plus premium, if any, and accrued and unpaid interest on the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses Incurred in connection therewith);

(2)	the Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of the Debt being extended, refinanced, renewed, replaced, deferred or refunded;

(3)	the Permitted Refinancing Debt has an Average Life at the time such Permitted Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being extended, refinanced, renewed, replaced, deferred or refunded;

(4)

if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes of a series or a Subsidiary Guarantee of such notes of such series, such Permitted

Refinancing Debt is subordinated in right of payment to such notes of such series or such Subsidiary Guarantee of such notes of such series on terms at least as favorable, taken as a whole, to the holders of the notes of such series as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(5)	such Debt shall not include Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Debt of the Issuer or a Subsidiary Guarantor.

“Permitted Securitization” means one or more accounts receivable facilities, the obligations in respect of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and its Subsidiaries (other than a Receivables Subsidiary), pursuant to which the Issuer or a Subsidiary sells its accounts receivable to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust, unincorporated organization or government or other agency or political subdivision thereof or other legal entity of any kind.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Pro Forma Cost Savings” means an amount equal to the amount of cost savings, expense reductions, improvements (including the entry into any material contract or arrangement) and synergies, in each case, reasonably expected to have a continuing impact and projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Issuer (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, expense reductions, improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith) by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer (or any successor thereto) or of any direct or indirect parent of the Issuer and are reasonably anticipated to be realized within 24 months after the consummation of any change that is expected to result in such cost savings, expense reductions, improvements or synergies; provided that (i) no cost savings, expense reductions, improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add back exclusion or otherwise, for such period and (ii) the aggregate amount of unrealized cost savings, expense reductions, improvements or synergies that are not calculated in accordance with Regulation S-X under the Securities Act to be added to Consolidated EBITDA pursuant to this definition for any period of four consecutive fiscal quarters shall not exceed 25.0% of Consolidated EBITDA for such period (calculated prior to giving effect to such permitted cost savings addbacks).

“Rating agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes of a series or fails to make a rating of such notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating event” means, with respect to any series of notes, that on any day during the period (the “trigger period”) commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended following consummation of a change of control for so long as any of the rating agencies has publicly announced that it is considering a possible ratings change), if the notes of such series had an investment grade rating from at least two of the three rating agencies on the day before the commencement of the trigger period, the notes of such series cease to have an investment grade rating from at least two of the three rating agencies; provided that if the notes of such series did not have an investment grade rating from at least two of the three rating agencies on the day before the commencement of the trigger period, then a rating event shall be deemed to occur upon the consummation of a change of control without regard to any action by any rating agency. Unless at least two of the three rating agencies are providing a rating for the notes of such series at the commencement of any trigger period, the notes of such series will be deemed to have ceased to have an investment grade rating from at least two of the three rating agencies during that trigger period.

“Receivables” means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

“Receivables Sale” of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Permitted Securitizations and that in each case engages only in activities reasonably related or incidental thereto; provided that the equity interests of each Receivables Subsidiary shall at all times be 100% owned, directly or indirectly, by the Issuer or a Subsidiary Guarantor.

“Redeemable Stock” of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (other than in exchange for Capital Stock of the Issuer that is not Redeemable Stock) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof (other than in exchange for Capital Stock of the Issuer that is not Redeemable Stock), in whole or in part, at any time prior to the final Stated Maturity of the notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Issuer shall not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “—Certain covenants—Limitation on restricted payments.”

“Replacement Assets” means:

(1)	properties and assets (other than cash, Cash Equivalents, any Capital Stock or other security) that will be used in the business of the Issuer and its Restricted Subsidiaries as conducted on the Issue Date or any business reasonably similar to, ancillary thereto or supportive thereof; and

(2)	Capital Stock of any Person that is engaged in the business of the Issuer and its Restricted Subsidiaries as conducted on the Issue Date or any business reasonably similar to, ancillary thereto or supportive thereof and that will be merged or consolidated with or into the Issuer or a Restricted Subsidiary or that will become a Restricted Subsidiary.

“Requirement of Law” means, with respect to any Person, the certificate of incorporation and bylaws, certificate of organization and operating agreement, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Issuer’s revolving credit facility pursuant to the Amended and Restated Credit Agreement and any amendment, amendment and restatement, modification, renewal, extension, refinancing, refunding or replacement thereof.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” at any date shall mean the aggregate principal amount of Debt that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Permitted Acquisition Debt resulting from the application of purchase accounting), consisting of Debt for borrowed money (other than to the extent arising from cash management related obligations incurred in the ordinary course of business), Finance Lease Obligations, debt obligations evidenced by bonds, debentures, notes or other similar instruments, unreimbursed drawings in respect of letters of credit (or similar facilities) and Guarantees of the foregoing, that in each case is then secured by Liens on any property or assets of the Issuer or any Restricted Subsidiary.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (1)(a) Secured Debt as of the end of the most recent fiscal quarter for which quarterly or annual financial statements prepared on a consolidated basis in accordance with GAAP are available (the “secured balance sheet date”) minus (b) the amount of unrestricted cash and Cash Equivalents held by the Issuer and the Restricted Subsidiaries on the secured balance sheet date to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the period of the most recently completed four consecutive fiscal quarters ending on the secured balance sheet date. The Secured Net Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stated Maturity” means, when used with respect to any Debt or any installment of interest on such Debt, the dates specified in such Debt as the fixed date on which the principal of such Debt or such installment of interest, as the case may be, is due and payable.

“Subordinated Debt” means Debt of the Issuer or a Subsidiary Guarantor that is expressly subordinated or junior in right of payment to each series of the notes or a Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” of any Person means:

(1)	a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

(2)	any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Issuer’s obligations under the indenture.

“Subsidiary Guarantor” means, with respect to each series of notes, each Restricted Subsidiary of the Issuer that is required to, or at the election of the Issuer, does become a Subsidiary Guarantor by the terms of the indenture after the Issue Date and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of the indenture.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (1)(a) Debt for money borrowed (other than to the extent arising from cash management related obligations incurred in the ordinary course of business) of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which quarterly or annual financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”), minus (b) the amount of unrestricted cash and Cash Equivalents held by the Issuer and its Restricted Subsidiaries on the balance sheet date to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the period of the most recently completed four consecutive fiscal quarters ending on the balance sheet date. The Total Net Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Unrestricted Subsidiary” means: (1) any Subsidiary of the Issuer which at the time of determination shall be designated as an Unrestricted Subsidiary by the Issuer in the manner provided in “—Certain covenants— Designation of restricted and unrestricted subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Material U.S. federal income tax considerations

The following is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes issued pursuant to this offering. It is not a complete analysis of all the potential tax considerations relating to the acquisition, ownership and disposition of the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, and all of which are subject to change or to different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations relating to the acquisition, ownership and disposition of the notes or that a court would not sustain a challenge by the IRS in the event of litigation.

This summary is limited to beneficial owners of the notes that purchase the notes upon their initial issuance at their “issue price” for U.S. federal income tax purposes (generally, the first price at which a substantial amount of the notes of the applicable series is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes). This summary does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction nor does it address any aspect of U.S. federal tax law other than income tax law (such as estate or gift tax law). In addition, this summary does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances, including alternative minimum tax or the effects of Section 451(b) of the Code conforming the timing of certain income accruals to financial statements, or special tax rules that may apply to certain categories of holders, such as, for example:

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers and dealers in securities, currencies or commodities;

•	retirement plans;

•	U.S. expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	persons who participate in this offering and also have their 2025 notes or 2026 notes redeemed or repurchased in connection herewith;

•

Non-U.S. Holders (as defined below) subject to special rules under the Code, including “controlled foreign corporations” and “passive foreign investment companies” or entities that accumulate earnings to avoid U.S. federal income tax; or

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities or arrangements.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that will hold notes, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences to you.

This summary of material U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain additional payments

In certain circumstances (see “Description of the notes—Change of control offer”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments,” referred to as “CPDIs,” which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed herein. Under the applicable Treasury Regulations, for purposes of determining whether a debt instrument is a contingent payment debt instrument, (i) remote or incidental contingencies (determined as of the date the debt instrument is issued) are ignored in determining whether the CPDI rules apply, and (ii) if there is a single payment schedule that is significantly more likely than not to occur (and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date), then that single payment schedule can be presumed to apply and the CPDI rules would not apply. We believe and intend to take the position that the possibility that there will be a payment of amounts in excess of stated interest or principal on the notes is remote and/or incidental and, therefore, it will not result in the notes being treated as contingent payment debt instruments. Our position will be binding on all holders, except a holder that discloses its differing position to the IRS in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, which may take a contrary position and treat the notes as contingent payment debt instruments. Holders of the notes are urged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this summary assumes the notes will not be treated as contingent payment debt instruments.

Consequences to U.S. holders

The following portion of this summary will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more “United States persons” (as defined under the Code) have the authority to control all of the substantial decisions of that trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (as defined under the Code) for U.S. federal income tax purposes.

Payments of interest

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is less than a “de minimis” amount for U.S. federal income tax purposes, and therefore, without original issue discount. Stated interest on the notes generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference, if any, between the sum of cash plus the fair market value of property received on such disposition (except any cash or property attributable to accrued but unpaid interest, which will be treated as interest as described above under “—Payments of interest” to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will generally be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than one year. Long-term capital gains of non-corporate taxpayers generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Net investment income tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% net investment income tax (known as the “Medicare tax”) on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (or undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its gross interest income (including interest with respect to the notes) and its net gains from a disposition of certain property (including the notes), unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their own tax advisors with respect to the application of the net investment income tax to income and gains in respect of an investment in the notes.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on the notes and to payments of the proceeds from a sale or other taxable disposition (including a retirement or redemption) of the notes unless you are an exempt recipient. U.S. federal backup withholding (currently at a rate of 24%) generally will apply to such payments if you fail to furnish a properly completed and executed IRS Form W-9 to the applicable withholding agent providing your taxpayer identification number and complying with certain certification requirements, or otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. U.S. Holders are urged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Consequences to non-U.S. holders

The following portion of this summary will apply to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a note and, for U.S. federal income tax purposes, you are either an individual, corporation, trust (other than a grantor trust) or estate and are not a U.S. Holder.

Payments of interest

Subject to the discussions of backup withholding and FATCA below, payments of interest on the notes to you generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if:

•

you do not conduct a trade or business within the U.S. with which the interest income is effectively connected (or, if an income tax treaty applies, the interest income is not attributable to your permanent establishment or fixed base in the U.S.);

•

you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in Section 881(c)(3)(A) of the Code; and

•

you provide a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), to the applicable withholding agent certifying under penalty of perjury that you are not a “United States person” within the meaning of the Code. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to non-U.S. partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to non-“United States person” (within the meaning of the Code) status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes generally will be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent either with (1) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly completed and executed IRS Form W-8ECI (or appropriate successor form) certifying that interest paid on the notes is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the U.S. (as discussed below under “—Income or gain effectively connected with a U.S. trade or business”).

Sale or other taxable disposition of notes

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note, unless:

•

the gain is effectively connected with your conduct of a trade or business in the U.S. (and, if an income tax treaty applies, is attributable to your permanent establishment or fixed base in the U.S.); or

•	you are an individual who has been present in the U.S. for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are described in the first bullet point, see “—Income or gain effectively connected with a U.S. trade or business” below. If you are described in the second bullet point, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption, retirement or other taxable disposition of the notes) exceed certain capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, exchange, redemption, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, it generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a U.S. trade or business

If you are engaged in the conduct of a trade or business in the U.S. and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if certain certification requirements are satisfied) on that interest or gain on a net income basis at graduated rates in the same manner as if you were a “United States person” (as defined under the Code) (except without regard to the net investment income tax, which does not apply to Non-U.S. Holders). You can generally meet the certification requirements to avoid the 30% U.S. federal withholding tax on interest by providing a properly completed and executed IRS Form W-8ECI (or appropriate successor form) to the applicable withholding agent. If you are eligible for the benefits of an income tax treaty between the U.S. and your country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax on a net income basis only if it is also attributable to a permanent establishment or fixed base maintained by you in the U.S.

In addition, if you are a non-U.S. corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to additional information reporting and backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) of the notes unless you comply with certain certification procedures to establish that you are not a “United States person” (within the meaning of the Code) or otherwise establish an exemption. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid this additional information reporting and backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

Provisions commonly referred to as “FATCA” generally impose withholding of 30% on payments of U.S. source interest and sales or redemption proceeds from the dispositions of debt instruments of U.S. issuers to “foreign financial institutions” (which is broadly defined for this purpose in the Code and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. The IRS has issued proposed Treasury Regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the proposed Treasury Regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or until such proposed Treasury Regulations are rescinded. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). We will not pay any additional amounts to holders of notes in respect of any taxes withheld from payments on the notes. Prospective investors should consult their tax advisers regarding the effects of FATCA (including the effects of any intergovernmental agreements) on their investment in the notes.

The summary of U.S. federal income tax considerations set forth above is intended for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under U.S. federal income tax laws, state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. or other tax laws.

Certain ERISA and related considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes, or any interest therein, by or with the assets of certain employee benefit plans, accounts and arrangements (“Plans”) including (a) “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA; (b) plans, accounts and other arrangements that are subject to Section 4975 of the Code; (c) entities deemed to hold “plan assets” (within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA), of any such employee benefit plan, account or other plan or arrangement; and (d) government, certain church, non-U.S. and other plans subject to provisions under any other U.S. or non-U.S. federal, state, local, or other laws or regulations that are similar to the foregoing provisions of ERISA or the Code (collectively, “Similar Laws”) or of an entity whose assets are deemed to constitute the assets of any of the foregoing described in this clause (d) pursuant to applicable law. This summary is general in nature and is not intended to be all inclusive, and should not be construed as legal advice or as complete in all relevant respects. We cannot assure you that there will not be adverse court decisions or legislative, regulatory or administrative changes that could significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment or issuance.

General

ERISA and the Code impose certain duties on those persons who are fiduciaries with respect to Plans subject to Title I of ERISA or Section 4975 of the Code (“Covered Plans”) and prohibit certain transactions involving the assets of any Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority, responsibility or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation (direct or indirect) to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan (within the meaning of Section 3(21) of ERISA). When considering an investment in the notes, or any interest therein, with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws. Plan fiduciaries must make their own determinations regarding whether an investment in the notes, or any interest therein, is prudent and appropriate under ERISA and any applicable Similar Law, taking into consideration all of the specific facts and circumstances of the Plan and an investment in the notes, or any interest therein, including, but not limited to, the matters discussed above under “Risk factors,” in determining whether an investment in the notes satisfies these requirements.

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in certain transactions involving the assets of the Covered Plan and certain persons or entities (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Covered Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Any Plan fiduciary that proposes to cause a Plan to purchase or hold the notes, or any interest therein, should consult with its counsel regarding the potential applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code or any applicable Similar Law to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or applicable Similar Law.

Each Plan should consider the fact that none of the issuer or any of its respective affiliates, or solely with respect to the initial sale of the notes offered hereby, the underwriters, trustee, or any of their respective affiliates or representatives (collectively, the “Transaction Parties”) is acting, or will act, as a fiduciary to any Covered Plan with respect to the decision to purchase the notes, or any interest therein, pursuant to this prospectus supplement and is not undertaking to provide any advice or recommendation, including, without limitation, in a fiduciary capacity, with respect to such decision. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need. All communications, correspondence and materials from the Transaction Parties with respect to the notes are intended to be general in nature and are not directed at any specific purchaser of the notes, and do not constitute advice regarding the advisability of investment in the notes for any specific purchaser. The decision to purchase and hold the notes must be made solely by each respective Plan’s fiduciary on an arm’s length basis. The Transaction Parties may have a financial interest in a Plan’s purchase and holding of the notes, or any interest therein, which interests may conflict with the interest of such Plan, as more fully described in this prospectus supplement.

Other plans

Non-U.S. plans (as described in Section 4(b)(4) of ERISA), “governmental plans” (as defined in Section 3(32) of ERISA) and certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) may not be subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, but may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before purchasing the notes to determine the potential need for, and the availability, if necessary, of any exemptive relief under any such law or regulations.

Prohibited transaction exemptions

The fiduciary of a Covered Plan that proposes to purchase and hold the notes, or any interest therein, should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit between a Covered Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Covered Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Covered Plan assets. Such parties in interest or disqualified persons could include, without limitation, the Company, the underwriters, the agents or any of their respective affiliates. The acquisition and/or holding of notes, or any interest therein, by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code (or any comparable provisions of Similar Laws), unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and/or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, respectively, for the purchase and sale of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. However, there can be no assurance that any such exemptions or any other exemption will be available with respect to any particular transaction involving the notes. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

Because of the foregoing, the notes, or any interest therein, should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

Representation

By its acquisition of any note, or any interest therein, the purchaser, holder and subsequent transferee thereof (and, if such purchaser, holder or transferee is a Plan fiduciary (or is acquiring the notes or any interest therein with the assets of a Plan)) will be deemed to have represented and warranted, in its corporate and fiduciary capacity, that either:

•	no assets of a Plan have been used to acquire or hold the note, or an interest therein; or

•

the acquisition and holding of the note, or any interest therein, by such person will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Law.

Each Plan fiduciary should consult with its legal advisor concerning the potential consequences to the Plan under Section 406 of ERISA, Section 4975 of the Code and any applicable Similar Laws of an investment in the notes, or any interest therein.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes, or any interest therein, on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of Section 406 of ERISA, Section 4975 of the Code and any Similar Laws to such investment and as to whether an exemption would be applicable to the purchase and holding of the notes, or any interest therein. Investors in the notes, or any interest therein, have exclusive responsibility for ensuring that their purchase and holding of the notes, or any interest therein, does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The foregoing discussion is based on laws in effect on the date of this prospectus supplement and is subject to any subsequent changes therein.

The sale or transfer of any notes, or any interest therein, to a Plan is in no respect a representation by any Transaction Party that such an investment meets all relevant legal requirements with respect to investments by Plans generally, or by any particular Plan, or that such an investment is appropriate for Plans generally, or for any particular Plan.

Underwriting

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. J.P. Morgan Securities LLC is acting as representative of the underwriters. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amounts of notes indicated in the following table:

Underwriters	Principal amount of 2030 notes	Principal amount of 2032 notes
J.P. Morgan Securities LLC	$225,000,000	$150,000,000
Goldman Sachs & Co. LLC	88,500,000	59,000,000
BofA Securities, Inc.	61,875,000	41,250,000
Citigroup Global Markets Inc.	61,875,000	41,250,000
HSBC Securities (USA) Inc.	61,875,000	41,250,000
Wells Fargo Securities, LLC	61,875,000	41,250,000
RBC Capital Markets, LLC	61,875,000	41,250,000
Barclays Capital Inc.	33,750,000	22,500,000
UBS Securities LLC	33,750,000	22,500,000
PNC Capital Markets LLC	33,750,000	22,500,000
ING Financial Markets LLC	8,625,000	5,750,000
Siebert Williams Shank & Co., LLC	8,625,000	5,750,000
U.S. Bancorp Investments, Inc.	8,625,000	5,750,000

Total	$750,000,000	$500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of the 2030 notes and 0.50% of the principal amount of the 2032 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.35% of the principal amount of the 2030 notes and 0.35% of the principal amount of the 2032 notes. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any notes made outside of the United States may be made by affiliates of the underwriters.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering:

	Paid by Newell Brands Inc.
	2030 notes	2032 notes
Per note	0.85%	0.85%
Total	$6,375,000	$4,250,000

We estimate that our share of the total expenses of the offering and the redemption or repurchase in full of our outstanding 2025 notes and in part of our outstanding 2026 notes, including redemption premiums and accrued and unpaid interest but excluding underwriting discounts and commissions, will be approximately $31 million.

In the underwriting agreement, Newell Brands has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of any of its debt securities (other than the notes) for a period of 60 days after the settlement of this offering without the prior consent of J.P. Morgan Securities LLC. In addition, Newell Brands has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Absence of public market for the notes

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The Company has been advised by certain of the underwriters that certain of the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Stabilization

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In particular, J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent of our Revolving Credit Facility. Affiliates of certain of the other underwriters are also lenders under our Revolving Credit Facility. Royal Bank of Canada, an affiliate of RBC Capital Markets, LLC, is the administrative agent under our receivables purchase agreement (the “Receivables Sales Facility”). Affiliates of certain of the other underwriters are also lenders under our Receivables Sales Facility. Additionally, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is the purchaser under our factoring agreement (the “Customer Receivables Purchase Agreement”). In addition, some of the underwriters or their affiliates may hold our 2025 notes or 2026 notes and, as a result, may receive a portion of the offering proceeds. Certain of the underwriters also acted as underwriters for one or more of our prior issuances of senior notes under the indenture, including the 2025 notes or 2026 notes. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

European economic area (EEA)

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act

2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

Additional notice to prospective investors in the United Kingdom

To the extent this prospectus supplement is distributed in the UK, it will only be directed at (i) investment professionals as falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“Order”); (ii) high net worth companies and persons falling within Article 49(2)(a) to (d) of the Order: or (iii) any other person to whom it may lawfully be communicated (all such persons falling within (i) through (iii) together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Each purchaser has:

(a) only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company ; and

(b) complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

This prospectus supplement must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus supplement are not permitted to transmit it to any other person. The notes are not being offered to the public in the UK. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes to be sold under this prospectus have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made under the SFO; or (b) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”); or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the C(WUMP)O and which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the notes has been, may be or will be issued or has been, may be or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of April 13, 1948, as amended; the “FIEA”). Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account or the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each underwriter acknowledges that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter represents, warrants and agrees that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A), Section 276(3)(c) or Section 276(4)(c) of the SFA; or

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “Regulations”), unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Regulations) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Alternative settlement cycle

We expect that delivery of the notes will be made to investors on or about the delivery date specified on the cover page of this prospectus supplement, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any day prior to the first business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Such purchasers should consult their own advisors in this regard.

Legal matters

The validity of the notes will be passed on for us by Jones Day. Simpson Thacher & Bartlett LLP, New York, New York, will act as counsel for the underwriters.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of the Company’s internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

NEWELL BRANDS INC.

$2,750,000,000

Debt Securities

Preferred Stock

Common Stock

Rights

Warrants

Stock Purchase Contracts

Stock Purchase Units

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this process, we may offer and sell up to $2,750,000,000 in the aggregate principal amount of the securities identified above, at any time and from time to time, in one or more offerings, and in any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we offer or sell securities described in this prospectus, we will file with the SEC a prospectus supplement that will contain specific information about the terms of the offering of such securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the additional information in the section of this prospectus entitled “Where You Can Find More Information,” carefully before deciding whether to invest in any of our securities. This prospectus may not be used to make sales of offered securities unless accompanied by a prospectus supplement.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers, and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers, or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section of this prospectus entitled “Plan of Distribution” for more information.

Our common stock is traded on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “NWL.” On May 17, 2024, the closing price of our common stock on Nasdaq was $8.11 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

We have not authorized anyone to provide you with information that is different from, or additional to, the information provided in this prospectus or any later prospectus supplement. We are not making an offer to sell securities in any state or country where the offer is not permitted.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 31, 2024.

i

NEWELL BRANDS INC.

Newell is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell is focused on delighting consumers by lighting up everyday moments. The Company sells its products in over 150 countries around the world and has operations on the ground in over 40 of these countries, excluding third-party distributors.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Newell,” the “Company,” “we,” “us” and “our” are to Newell Brands Inc. and its subsidiaries.

We are a Delaware corporation. Our principal executive offices are located at 6655 Peachtree Dunwoody Road, Atlanta, Georgia 30328, and our telephone number is (770) 418-7000.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements may relate to, but are not limited to, statements anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with restructuring and savings initiatives, including the initiative that was announced in January 2023 (“Project Phoenix”) and the organizational realignment plan announced in January 2024 (“Realignment Plan”), future macroeconomic conditions and similar matters or the assumptions relating to any of the forward-looking statements. These statements generally are identified by the use of words such as “guidance,” “outlook,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” “beginning to,” “will,” “should,” “would,” “could,” “resume,” “remain confident,” “remain optimistic,” “seek to,” or similar statements. Newell cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•

Newell’s ability to optimize costs and cash flow and mitigate the impact of soft global demand and retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;

•	Newell’s dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;

•	Newell’s ability to improve productivity, reduce complexity and streamline operations;

•

risks related to Newell’s substantial indebtedness, potential increases in interest rates or changes in Newell’s credit ratings including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;

•	competition with other manufacturers and distributors of consumer products;

•	major retailers’ strong bargaining power and consolidation of Newell’s customers;

•

supply chain and operational disruptions in the markets in which we operate, including as a result of geopolitical and macroeconomic conditions and any global military conflicts including those between Russia and Ukraine and in the Middle East;

•

changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and Newell’s ability to offset cost increases through pricing and productivity in a timely manner;

•

Newell’s ability to effectively execute its turnaround plan, including our multi-year customer centric supply chain initiative (referred to as “Project Ovid”), the plan announced in May 2023 to simplify and streamline our North American distribution network (referred to as the “Network Optimization Project”), Project Phoenix and the Realignment Plan;

•	Newell’s ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	the risks inherent to Newell’s foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	future events that could adversely affect the value of Newell’s assets and/or stock price and require additional impairment charges;

•	unexpected costs or expenses associated with dispositions;

•

the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;

•	Newell’s ability to remediate the material weaknesses in internal control over financial reporting and to maintain effective internal control over financial reporting;

•	a failure or breach of one of Newell’s key information technology systems, networks, processes or related controls or those of Newell’s service providers;

•

the impact of United States and foreign regulations on Newell’s operations, including the impact of tariffs and environmental remediation costs and legislation and regulatory actions related to product safety, data privacy and climate change;

•	the potential inability to attract, retain and motivate key employees;

•	changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	Newell’s ability to protect its intellectual property rights;

•	significant increases in the funding obligations related to Newell’s pension plans; and

•	other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings.

The information contained in this prospectus is as of the date indicated. Newell assumes no obligation to update any forward-looking statements contained in this prospectus as a result of new information or future events or developments. In addition, there can be no assurance that Newell has correctly identified and assessed all of the factors affecting Newell or that the publicly available and other information Newell receives with respect to these factors is complete or correct.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. In addition, the SEC maintains a web site at https://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of such filings that are furnished rather than filed under applicable SEC rules), until our offering is completed:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February  21, 2024, including applicable portions of our definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2024;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on April 26, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2024, February 9, 2024, as amended February 12, 2024, February 22, 2024, February 22, 2024, March 21, 2024 and May 10, 2024; and

•	the description of our securities contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 21, 2024.

You may request a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus at no cost by writing to or telephoning us at the following address:

Newell Brands Inc.

6655 Peachtree Dunwoody Road

Atlanta, GA 30328

Phone: 800-424-1941

Email: investor.relations@newellco.com

We maintain an Internet site at https://www.newellbrands.com which contains information concerning Newell and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

RISK FACTORS

Before deciding whether to invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Part I—Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by:

•	risk factors contained in other periodic reports or information that we file with the SEC, which will be subsequently incorporated herein by reference;

•	any prospectus supplement accompanying this prospectus; or

•	a post-effective amendment to the registration statement of which this prospectus forms a part.

In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Forward-Looking Statements” and “Where You Can Find More Information.”

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes, which may include additions to working capital, refinancing or paying down existing indebtedness, capital expenditures and possible acquisitions. We have not allocated a specific portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the sale of securities offered under this prospectus will be described in the prospectus supplement for the offering of such securities.

DESCRIPTION OF DEBT SECURITIES

General

The following description sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

The debt securities will be senior obligations of Newell and will rank equally with all of our other unsecured and unsubordinated debt. The debt securities will be issued under an indenture entered into between us and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (“U.S. Bank”).

The indenture is filed as an exhibit to the registration statement. For your convenience, we have included references to specific sections of the indenture in the descriptions below.

The following summaries of provisions of the debt securities and the indenture are not complete and are qualified in their entirety by express reference to all of the provisions of the indenture and the debt securities.

Because Newell is a holding company and conducts its business principally through its subsidiaries, these notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Newell, and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Newell’s claims as a creditor of that subsidiary may be recognized. Neither the debt securities nor the indenture restrict Newell or any of its subsidiaries from incurring indebtedness.

The indenture does not limit the principal amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount that we may separately authorize from time to time. It also provides that the debt securities may be denominated in any currency or currency unit designated by us. Unless otherwise shown in the prospectus supplement related to that offering, neither the indenture nor the debt securities will contain any provisions to afford holders of any debt securities protection in the event of a takeover, recapitalization or similar restructuring of our business.

We will include specific terms relating to a particular series of debt securities in a prospectus supplement relating to the offering. The terms we will describe in the prospectus supplement will include some or all of the following:

•	the distinct title and type of the debt securities;

•	the total principal amount or initial offering price of the debt securities;

•	the date or dates when the principal of the debt securities will be payable;

•	the rate at which the debt securities will bear interest;

•	the date from which interest on the debt securities will accrue;

•	the dates when interest on the debt securities will be payable and the regular record date for these interest payment dates;

•	the place where:

•	the principal, premium, if any, and interest on the debt securities will be paid,

•	registered debt securities may be surrendered for registration of transfer, and

•	debt securities may be surrendered for exchange;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the terms and conditions upon which we will have the option to redeem the debt securities;

•

the denominations in which any registered debt securities will be issuable, if other than denominations of $1,000 or integral multiples, and the denominations in which any bearer debt securities will be issuable, if other than a denomination of $5,000;

•	the identity of each security registrar and paying agent, and the designation of the exchange rate agent, if any, if other than the trustee;

•	the portion of the principal amount of debt securities that will be payable upon acceleration of the maturity of the debt securities;

•

the currency used to pay principal, premium and interest on the debt securities, if other than U.S. Dollars, and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the debt securities are denominated;

•	any index, formula or other method used to determine the amount of principal, premium or interest on the debt securities;

•	whether provisions relating to defeasance and covenant defeasance will be applicable to the series of debt securities;

•	any changes to the events of default or to our covenants;

•

whether the debt securities are issuable as registered debt securities or bearer debt securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered debt securities may be exchanged for each other;

•	to whom interest will be payable:

•	if other than the registered holder (for registered debt securities),

•	if other than upon presentation and surrender of the related coupons (for bearer debt securities), or

•	if other than as specified in the indenture (for global debt securities);

•	if the debt securities are to be convertible or exchangeable for other securities, the terms of conversion or exchange; and

•	any other terms of the debt securities. (Section 301)

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we issue original issue discount securities, then special U.S. federal income tax rules that apply may be described in the prospectus supplement for those debt securities.

Registration and Transfer

We presently plan to issue each series of debt securities only as registered securities. However, we may issue a series of debt securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue debt securities as bearer securities, they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Sections 201 and 301). If we issue bearer securities, we may describe material U.S. federal income tax consequences and other material considerations, procedures and limitations in the prospectus supplement for that offering.

Holders of registered debt securities may present the debt securities for exchange for different authorized amounts of other debt securities of the same series and of similar principal amount at the corporate trust office of the trustee in New York, New York or at the office of any other transfer agent we may designate for the purpose and describe in the applicable prospectus supplement. The registered securities must be duly endorsed or accompanied by a written instrument of transfer. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. We will describe any procedures for the exchange of bearer securities for other debt securities of the same series in the prospectus supplement for that offering. Generally, we will not allow you to exchange registered securities for bearer securities. (Sections 301, 305 and 1002)

In general, unless otherwise specified in the applicable prospectus supplement, we will issue registered securities without coupons and in denominations of $1,000 or integral multiples, and bearer securities in denominations of $5,000. We may issue both registered and bearer securities in global form. (Sections 301 and 302)

Conversion and Exchange

If any debt securities will be convertible into or exchangeable for our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions of the conversion or exchange, including:

•	the securities into which the debt securities are convertible;

•	the conversion price or exchange ratio;

•	the conversion or exchange period;

•	whether the conversion or exchange will be mandatory or at the option of the holder or Newell;

•	whether any portion of the conversion value will be paid in cash;

•	provisions for adjustment of the conversion price or exchange ratio; and

•	provisions that may affect the conversion or exchange if the debt securities are redeemed.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be registered for transfer or exchange except:

•

as a whole by the depositary for the global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor depositary or a nominee of the successor depositary; and

•	in any other circumstances described in the prospectus supplement applicable thereto.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement applicable thereto. Newell expects that the following provisions will apply to depositary arrangements.

Unless otherwise specified in the applicable prospectus supplement, debt securities that are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security or, in some cases, global securities registered in the name of the depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit on its book entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee (“participants”). The accounts to be credited will be designated by the underwriters or agents of the debt securities. If we directly offer and sell debt securities, the accounts to be credited will be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and the laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or “holder” of the debt securities represented by the global security for all purposes under the indenture applicable thereto. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders of the debt securities for any purposes under the indenture applicable thereto. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of debt securities under the indenture applicable thereto. Newell understands that under existing industry practices, if Newell requests any action of holders or an owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the indenture applicable thereto, then the depositary would authorize the participants to give this notice or take this action, and participants would authorize beneficial owners owning through these participants to give this notice or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

Principal of and any premium and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

Consolidation, Merger, Conveyance, Transfer or Lease

As provided in the indenture, we may, without the consent of holders of the debt securities, consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (the “survivor”), so long as:

•

the survivor is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•	certain other conditions regarding delivery of an officers’ certificate and opinion of counsel are met. (Section 801)

Limitation on Liens

The indenture provides that while the debt securities issued under it or the related coupons remain outstanding, Newell will not, and will not permit any of its subsidiaries to, create, incur, assume or suffer to exist any lien of any kind upon any of its or their property or assets, now owned or hereafter acquired, without directly securing all of the debt securities equally and ratably with the obligation or liability secured by the lien, except for:

(1) liens existing as of the date of the indenture;

(2) liens, including sale and lease-back transactions, on any property acquired, constructed or improved after the date of the indenture, which are created or assumed contemporaneously with, or within 180 days after, the acquisition or completion of this construction or improvement, or within six months thereafter by a commitment for financing arranged with a lender or investor within the 180-day period, to secure or provide for the payment of all or a portion of the purchase price of the property or the cost of the construction or improvement incurred after the date of the indenture (or before the date of the indenture in the case of any construction or improvement which is at least 40% completed at the date of the indenture) or, in addition to liens contemplated by clauses (3) and (4) below, liens on any property existing at the time of acquisition of the property including acquisition through merger or consolidation; provided, that any lien (other than a sale and lease-back transaction meeting the requirements of this clause) does not apply to any property theretofore owned by Newell or a subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(3) liens existing on any property of a person at the time the person is merged with or into, or consolidates with, Newell or a subsidiary;

(4) liens on any property of a person (including, without limitation, shares of stock or debt securities) or its subsidiaries existing at the time the person becomes a subsidiary, is otherwise acquired by Newell or a subsidiary or becomes a successor to Newell under Section 802 of the indenture;

(5) liens to secure an obligation or liability of a subsidiary to Newell or to another subsidiary;

(6) liens in favor of the United States of America or any state, or any department, agency or instrumentality or political subdivision of the United States of America or any state, to secure partial progress, advance or other payments under any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to the liens;

(7) liens to secure tax-exempt private activity bonds under the Internal Revenue Code of 1986, as amended;

(8) liens arising out of or in connection with a sale and lease-back transaction if the net proceeds of the sale and lease-back transaction are at least equal to the fair value, as determined by the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell, of the property subject to the sale and lease-back transaction;

(9) liens for the sole purpose of extending, renewing or replacing in whole or in part indebtedness secured by any lien referred to in the foregoing clauses (1) to (8), inclusive, or in this clause (9); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement, and that this extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced plus improvements on the property;

(10) liens arising out of or in connection with a sale and lease-back transaction in which the net proceeds of the sale and lease-back transaction are less than the fair value, as determined by the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell, of the property subject to the sale and lease-back transaction if Newell provides in a board resolution that it shall, and if Newell covenants that it will, within 180 days of the effective date of any arrangement or, in the case of

(C) below, within six months thereafter under a firm purchase commitment entered into within the 180-day period, apply an amount equal to the fair market value as so determined of the property:

(A) to the redemption of debt securities of any series which are, by their terms, at the time redeemable or the purchase and retirement of debt securities, if permitted;

(B) to the payment or other retirement of funded debt, as defined below, incurred or assumed by Newell which ranks senior to or pari passu with the debt securities or of funded debt incurred or assumed by any subsidiary other than, in either case, funded debt owned by Newell or any subsidiary; or

(C) to the purchase of property other than the property involved in the sale;

(11) liens on (x) accounts receivable and related general intangibles and instruments arising out of or in connection with a sale or transfer by Newell or the subsidiary of the accounts receivable and (y) any or all of the assets of a special purpose subsidiary that has purchased such accounts receivable (and related general intangibles and instruments) securing indebtedness of such special purpose subsidiary;

(12) permitted liens; and

(13) liens other than those referred to in clauses (1) through (12) above which are created, incurred or assumed after the date of the indenture, including those in connection with purchase money mortgages and sale and lease-back transactions, provided that the aggregate amount of indebtedness secured by the liens, or, in the case of sale and lease-back transactions, the value of the sale and lease-back transactions, referred to in this clause (13), does not exceed 15% of consolidated total assets. (Section 1007)

The term “consolidated total assets” means the total of all the assets appearing on the consolidated balance sheet of Newell and its subsidiaries determined according to generally accepted accounting principles applicable to the type of business in which Newell and the subsidiaries are engaged, and may be determined as of a date not more than 60 days before the happening of the event for which the determination is being made. (Section 101)

The term “funded debt” means any indebtedness which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of the indebtedness. (Section 101)

The term “lien” means, as to any person, any mortgage, lien, collateral assignment, pledge, charge, security interest or other encumbrance in respect of or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the person under any conditional sale or other title retention agreement, purchase money mortgage or sale and lease-back transaction with respect to, any property or asset (including without limitation income and rights thereto) of the person (including without limitation capital stock of any subsidiary of the person), or the signing by the person and filing of a financing statement which names the person as debtor, or the signing by the person of any security agreement agreeing to file, or authorizing any other party as the secured party thereunder to file, any financing statement. (Section 101)

The term “permitted liens” means:

•

mechanics, materialmen, landlords, warehousemen and carriers liens and other similar liens imposed by law securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

•	liens under workmen’s compensation, unemployment insurance, social security or similar legislation;

•

liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or similar obligations arising in the ordinary course of business;

•

judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of the liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

•

easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Newell or any subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto. (Section 101)

The term “sale and lease-back transaction” means, with respect to any person, any direct or indirect arrangement with any other person or to which any other person is a party, providing for the leasing to the first person of any property, whether now owned or hereafter acquired (except for temporary leases for a term, including any renewal of the leases, of not more than three years and except for leases between Newell and a subsidiary or between subsidiaries), which has been or is to be sold or transferred by the first person to the other person or to any person to whom funds have been or are to be advanced by the other person on the security of the property. (Section 101)

The term “subsidiary” means any corporation of which at the time of determination Newell or one or more subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock. (Section 101)

The term “value” means, with respect to a sale and lease-back transaction, as of any particular time, the amount equal to the greater of:

(a) the net proceeds from the sale or transfer of the property leased under the sale and lease-back transaction or

(b) the fair value in the opinion of the board of directors, the chairman of the board, the vice chairman of the board, the president or the principal financial officer of Newell of the property at the time of entering into the sale and lease-back transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard to any renewal or extension options contained in the lease. (Section 101)

The term “voting stock” means stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the corporation. (Section 101)

Events of Default

An “event of default” regarding any series of debt securities is any one of the following events:

•	default for 30 days in the payment of any interest installment when due and payable;

•	default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

•	default in the making of any sinking fund payment when due;

•

default in the performance of any covenant in the debt securities or in the indenture (other than a default in the performance of a covenant which is specifically dealt with elsewhere in these bullets or which is solely for the benefit of one or more other series of debt securities) for 60 days after notice to Newell by the trustee or to Newell and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency and reorganization of Newell or one of its principal subsidiaries;

•

an event of default (as defined in any mortgage, indenture or instrument under which there is issued, or by which there is secured or evidenced, any indebtedness of Newell or any principal subsidiary for money borrowed) that results in such indebtedness in principal amount in excess of $75,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, which such acceleration is not rescinded or annulled, nor such indebtedness discharged, within a period of 30 days after notice to Newell by the trustee or to Newell and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series; and

•	any other event of default provided with respect to that series of debt securities. (Section 501)

The term “principal subsidiary” means, as of any date of determination thereof, any subsidiary the consolidated net revenues of which for the twelve-month period ending on the last day of the month then most recently ended exceed 10% of our consolidated net revenues for such period, determined on a pro forma basis after giving effect to any acquisition or disposition of a subsidiary or a business effected on or prior to the determination date and after the beginning of such twelve-month period (including acquisitions and dispositions accomplished through a purchase or sale of assets or through a merger or consolidation). (Section 101)

We are required to file every year with the trustee an officers’ certificate stating whether any default exists and specifying any default that exists. (Section 1004)

Acceleration of Maturity

If an event of default occurs and is continuing with respect to debt securities of a particular series (other than an event of default relating to certain events of bankruptcy, insolvency and reorganization), the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the principal amount of the debt securities of that series (or that portion of the principal amount as may be specified in the terms of that series) due and payable immediately by notice to Newell (and to the trustee, if given by the holders). If an event of default relating to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, the principal amount of the debt securities of that series (or that portion of the principal amount as may be specified in the terms of that series) shall become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder. (Section 502)

At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee therefor, the holders of a majority in principal amount of the outstanding debt securities of that series by written notice to Newell and the trustee may rescind and annul the declaration and its consequences if:

•	Newell has paid or deposited with the trustee a sum sufficient to pay in the currency in which the debt securities of the series are payable, except as otherwise specified in the indenture:

•	all overdue interest on all outstanding debt securities of that series and any related coupons,

•

all unpaid principal of and premium, if any, on any of the debt securities which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed therefor in the debt securities,

•	to the extent lawful, interest on overdue interest at the rate or rates prescribed therefor in the debt securities, and

•	all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•

all events of default with respect to debt securities of that series, other than the non-payment of amounts of principal, interest or any premium on the debt securities which have become due solely by the declaration of acceleration, have been cured or waived. (Section 502)

No rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of the series, waive any past default under the indenture with respect to the series and its consequences, except a default:

•	in the payment of the principal of or premium, if any, or interest on any debt security of the series or any related coupon, or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected thereby. (Section 513)

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of the series, unless the holders shall have offered to the trustee indemnity and security reasonably acceptable to the trustee in its sole discretion against the costs, expenses and liabilities that might be incurred by it in compliance with the request. (Section 603)

The holders of a majority in principal amount of the outstanding debt securities of the series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided in each case certain conditions are met. The trustee may refuse to follow directions in conflict with law or the indenture or that may involve the trustee in personal liability or may be unjustly prejudicial to the other, non-directing holders. (Section 512)

Modification or Waiver

The indenture allows Newell and the trustee, without the consent of any holders of debt securities, to enter into supplemental indentures for various purposes, including:

•	evidencing the succession of another entity to us and the assumption of our covenants and obligations under the debt securities and the indenture by this successor;

•	adding to Newell’s covenants for the benefit of the holders;

•	adding additional events of default for the benefit of the holders;

•	establishing the form or terms of any series of debt securities issued under the supplemental indentures or curing ambiguities or inconsistencies in the indenture;

•	securing the debt securities;

•	evidencing and providing for the acceptance of appointment by a successor trustee; and

•	making other provisions that do not adversely affect the interests of the holders of any series of debt securities in any material respect. (Section 901)

The indenture allows Newell and the trustee, with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of any affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of the series. (Section 902). Without the consent of the holders of all the outstanding debt securities affected thereby, no supplemental indenture may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon acceleration of the maturity of the debt security;

•	change the redemption provisions of any debt security in a manner adverse to the interests of holders of such security;

•	change any place of payment where, or the currency, currencies or currency unit or units in which, any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt security or, in the case of redemption, on or after the redemption date;

•	affect adversely the right of repayment at the option of the holder of any debt security of the series;

•

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for a supplemental indenture, or the consent of whose holders is required for any waiver of compliance with various provisions of the indenture or various defaults thereunder and their consequences provided for in the indenture; or

•	modify any of the foregoing described provisions. (Section 902)

Meetings

The indenture contains provisions for convening meetings of the holders of debt securities of any series for any action to be made, given or taken by holders of debt securities. The trustee, Newell, and the holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting, in each case after notice to holders of that series has been properly given. (Section 1502)

Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting of holders of debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series that has been properly held under the provisions of the indenture will bind all holders of debt securities of that series and related coupons. (Section 1504)

Financial Information

Newell will file with the SEC the annual reports, quarterly reports and other documents required to be filed with the SEC by Section 13(a) or 15(d) of the Exchange Act, and will also file with the trustee copies of these reports and documents within 15 days after it is required to file them with the SEC. (Section 703)

Defeasance

The indenture includes provisions allowing us to be discharged from our obligation on the debt securities of any series. (Section 1401). To be discharged from our obligations on the debt securities, we would be required to deposit with the trustee or another trustee money or U.S. government obligations sufficient to make all principal, premium (if any) and interest payments on those debt securities. (Section 1404). If we make this defeasance deposit with respect to your debt securities, we may elect either:

•

to be discharged from all of our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1402); or

•

to be released from restrictions relating to liens and sale-leaseback transactions and from other covenants as may be described in the prospectus supplement relating to such debt securities. (Section 1403)

To establish the trust, Newell must deliver to the trustee an opinion of our counsel that the holders of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amount, and in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Section 1404). There may be additional provisions relating to defeasance which we will describe in the applicable prospectus supplement.

The Trustee

U.S. Bank is the trustee under the indenture. U.S. Bank is a lender under our revolving credit facility. We maintain other banking arrangements with U.S. Bank, and U.S. Bank and its affiliates may perform additional banking services for, or transact other banking business with, Newell in the future. Subject to the provisions of the Trust Indenture Act of 1939 (the “Trust Indenture Act”), the trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and may be required to resign as trustee if:

•	there is an event of default under the indenture; and

•	one or more of the following occurs:

•	the trustee is a trustee for another indenture under which our securities are outstanding;

•	the trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

•	the trustee is one of our creditors; or

•	the trustee or one of its affiliates acts as an underwriter or agent for us.

Newell may appoint an alternative trustee for any series of debt securities. The appointment of an alternative trustee would be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities are by their terms to be governed by and their provisions construed under the internal laws of the State of New York. (Section 112)

Miscellaneous

Newell has the right at all times to assign any of its respective rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary of Newell; provided, that, in the event of any assignment, Newell will remain liable for all of its respective obligations. (Section 803). The indenture is binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. (Section 109)

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary of the general terms and provisions of capital stock that we may offer and sell. The applicable prospectus supplement and applicable agreements relating to any particular capital stock offered and sold will describe the specific terms of such capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Restated Certificate of Incorporation of Newell, as amended (the “Restated Certificate of Incorporation”), and the By-Laws of Newell, as amended (the “By-Laws”). The summaries and descriptions are qualified in their entirety by reference to the Restated Certificate of Incorporation and the By-Laws, which you must read for the actual terms of our capital stock. These documents are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

We are authorized to issue up to 810,000,000 shares of capital stock, consisting of 800,000,000 shares of common stock of the par value of $1.00 per share and 10,000,000 shares of preferred stock, consisting of 10,000 shares without par value and 9,990,000 shares of the par value of $1.00 per share. As of April 22, 2024, 415,161,249 shares of our common stock were issued and outstanding. As of the date hereof, no class or series of preferred stock has been established, and no shares of preferred stock have been issued or are outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders. The By-Laws provide that directors are elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or as provided for in the Restated Certificate of Incorporation or the By-Laws; provided, however, that if the number of nominees exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of directors. All directors are elected at each annual meeting of stockholders for a one-year term, expiring at the next annual meeting of stockholders, and until his or her successor shall have been duly elected and qualified, unless he or she shall cease to serve by reason of death, resignation or other cause. Holders of our common stock do not have cumulative voting rights in the election of directors.

For all other matters, the affirmative vote of a majority of the votes entitled to be cast by the holders of shares of capital stock represented at the meeting shall be the act of the stockholders, unless a different number of votes is required by the DGCL, the Restated Certificate of Incorporation or the By-Laws.

Subscription, Redemption or Conversion Privileges. Holders of our common stock do not have any subscription, redemption or conversion privileges. Holders of our common stock do not have any pre-emptive right to purchase, subscribe for or otherwise acquire stock of any class of Newell or any security convertible into, or any warrant, option or right to purchase, subscribe for or otherwise acquire stock of any class of Newell, whether now or hereafter authorized. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

Dividends. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of our common stock are entitled to participate ratably in dividends on our common stock as declared by our board of directors.

Liquidation. Holders of our common stock are entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of our preferred stock.

Stock Exchange Listing. Our common stock is listed on Nasdaq under the symbol “NWL.”

Transfer Agent and Registrar. Computershare Investor Services is the transfer agent and registrar for our common stock.

Preferred Stock

Subject to limitations prescribed by law, our board of directors is authorized to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions and other terms of any class or series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of Nasdaq or other organizations on whose systems our capital stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all classes or series of preferred stock may have preference over the common stock with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers would dilute the voting power of the outstanding common stock. Except as otherwise provided in an applicable prospectus supplement, holders of our preferred stock will not have any pre-emptive right to purchase, subscribe for or otherwise acquire stock of any class of Newell or any security convertible into, or any warrant, option or right to purchase, subscribe for or otherwise acquire stock of any class of Newell, whether now or hereafter authorized.

A prospectus supplement relating to a certain class or series of our preferred stock will describe the material terms of that class or series of our preferred stock, including, without limitation:

•	the designation of such class or series and the number of shares offered;

•	the initial public offering price at which the shares will be issued;

•	the dividend rate of that class or series, the conditions and dates upon which those dividends will be payable, and whether those dividends will be cumulative or noncumulative;

•	the relative ranking and preferences of that class or series as to dividend rights and rights upon any liquidation, dissolution or winding up of our affairs;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights of the holder or us;

•	any voting rights;

•	any listing of that class or series on any securities exchange; and

•	any other terms of that class or series.

Certain Provisions Affecting Control of Newell

General. Certain provisions of the Restated Certificate of Incorporation, the By-Laws and the DGCL described in this section may delay or make more difficult acquisitions or changes of control of Newell not approved by our board of directors. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Newell, although these kinds of proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Number of Directors; Removal; Vacancies. The By-Laws provide that the number of directors shall be not less than eight and not more than thirteen, with the exact number to be fixed from time to time by our board of directors. The Restated Certificate of Incorporation also provides that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. This provision could have the effect of discouraging a potential acquiror from attempting to obtain control of Newell. The Restated Certificate of Incorporation further provides that any director, or the entire board of directors, may be removed from office at any time, with or without cause by a majority of the shares then entitled to vote at an election of directors. This provision, in conjunction with the provision authorizing our board of directors to fill vacant directorships, could prevent stockholders from removing certain incumbent directors and filling the resulting vacancies with their own nominees.

Stockholder Action by Written Consent; Special Meetings. The Restated Certificate of Incorporation provides that stockholder action can be taken at an annual or special meeting of stockholders or, in certain circumstances by written consent in lieu of a meeting. The Restated Certificate of Incorporation provides that stockholder action by written consent can be requested by a stockholder or a group of stockholders holding at least fifteen percent (15%) of the outstanding voting stock of Newell for at least one year prior to such request for stockholder action by written consent, and such request must comply with the other procedural requirements set forth in the Restated Certificate of Incorporation.

The By-Laws provide that special meetings of the stockholders may be called by the chairman of the board of directors, the board of directors or the president of Newell and must also be called by the board of directors upon the written request of stockholders representing in the aggregate at least 15% of the outstanding voting stock of Newell for at least one year prior to such special meeting request, and such request must comply with the other procedural requirements set forth in the By-Laws. These provisions could delay a stockholder vote on certain matters, such as business combinations and removal of directors, and could have the effect of discouraging a potential acquiror from making a tender offer.

Advance Notice for Stockholder Proposals; Director Nominations; Proxy Access. The Restated Certificate of Incorporation and the By-Laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders and for nominations by our stockholders, including nominees pursuant to Rule 14a-19 of the Exchange Act, of candidates for election as directors at an annual or special meeting of stockholders called for that purpose. As described in the Restated Certificate of Incorporation and the By-Laws, any business conducted at a meeting of stockholders must be brought before the stockholders by our board of directors or a stockholder who has given to the secretary of Newell timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Individuals who are nominated by our board of directors, or who are nominated by a stockholder who has given to the secretary of Newell timely written notice, in proper form, prior to an annual or special meeting of stockholders at which directors are to be elected, will be eligible for election to our board of directors. In addition to the director nomination process described above, the By-Laws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of our outstanding common stock for at least the previous three years to include up to a specified number of director nominees in our proxy materials for an annual meeting. The maximum number of stockholder nominees permitted under the proxy access provisions of the By-Laws is the greater of one or 20% of the total number of directors serving on the last day a notice of proxy access nomination may be submitted. Stockholders must give timely written notice to the secretary of Newell, in proper form, to include nominees in our proxy materials for an annual meeting. With the exception of proxy access, these provisions could make it more difficult for stockholders to raise matters affecting control of Newell, including tender offers, business combinations or the election or removal of directors, for a stockholder vote.

Amendment of the Certificate of Incorporation. Any proposal to amend, alter, change or repeal any provision of the Restated Certificate of Incorporation requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors. This provision is the minimum approval required under the DGCL.

Preferred Stock and Additional Common Stock. Under the Restated Certificate of Incorporation, our board of directors has the authority to provide by board resolution for the issuance of shares of one or more classes or series of preferred stock. Our board of directors is authorized to fix by resolution the terms and conditions of each such other class or series. The authorized shares of our preferred stock, as well as authorized but unissued shares of our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of Nasdaq or any other stock exchange on which any class or series of our stock may then be listed. These provisions give our board of directors the power to approve the issuance of a class or series of our preferred capital stock, or additional shares of our common stock, that could, depending on the terms of the stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Delaware Business Combination Statute. Newell is subject to the “business combination” provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” is defined to include mergers, corporate consolidations, asset sales and other transactions resulting in financial benefit to an interested stockholder. In general, an “interested stockholder” is a person who, (i) owns 15% or more of a corporation’s outstanding voting stock or (ii) is an affiliate of the corporation and, together with affiliates and associates, owns (or within the three year period immediately prior to the date of determining one’s status as an “interested stockholder,” did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Newell and, accordingly, may discourage attempts to acquire Newell even though such a transaction may offer Newell’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Exclusive Forum

The By-Laws provide that, unless we consent in writing to the selection of another forum, a state court located within the State of Delaware (or, if no state court located within the state of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Newell, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Newell to Newell or Newell’s stockholders, (iii) any action asserting a claim against Newell or any director or officer or other employee of Newell arising pursuant to any provision of the DGCL, the Restated Certificate of Incorporation or the By-Laws, or (iv) any action asserting a claim against Newell or any director or officer or other employee of Newell governed by the internal affairs doctrine. The By-Laws also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933, as amended (the “Securities Act”). Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our By-Laws to be inapplicable or unenforceable in such action.

DESCRIPTION OF RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the rights to purchase shares of our securities offered thereby, including the following:

•	the date of determining the securityholders entitled to the rights distribution;

•	the price, if any, for the subscription rights;

•	the exercise price payable for the common stock, preferred stock, depositary shares, debt securities or other securities upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the amount of common stock, preferred stock, depositary shares, debt securities or other securities that may be purchased per each subscription right;

•	any provisions for adjustment of the amount of securities receivable upon exercise of the subscription rights or of the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights;

•	any applicable U.S. federal income tax considerations; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula stated in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and either our debt securities or U.S. treasury securities securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will only be a summary, and you should read the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

A summary of any material U.S. federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. The summary will be prepared for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters;

•	through agents;

•	directly to a limited number of institutional purchasers or to a single purchaser; or

•	any combination of these.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers are used in the sale, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at prices determined by the dealers at the time of the resale.

We may sell securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent, will be described in the prospectus supplement.

The names of the underwriters, dealers or agents, as the case may be, and the terms of the transaction will be set forth in the applicable prospectus supplement.

Agents, dealers and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make relating to those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Our common stock will be approved for listing upon notice of issuance on Nasdaq. Other securities may or may not be listed on a national securities exchange. Any person participating in an offering of securities may make a market in such securities, but may discontinue such market-making at any time without notice. No assurances can be given that there will be a market for the securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for Newell by Jones Day. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,250,000,000

$750,000,000 6.375% Notes due 2030

$500,000,000 6.625% Notes due 2032

October 29, 2024

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC

BofA Securities	Citigroup	HSBC

Wells Fargo Securities	RBC Capital Markets

Co-Managers

Barclays	UBS Investment Bank	PNC Capital Markets LLC

ING	Siebert Williams Shank	US Bancorp